UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Soliciting Material under §240.14a-12

J. C. Penney Company, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Myron E. Ullman, III Chairman of the Board and Chief Executive Officer

April 1, 2010

Dear Stockholders:

On behalf of your Board of Directors and management, I invite you to attend JCPenney’s Annual Meeting of Stockholders. The meeting will be held on Friday, May 21, 2010, at 10:00 A.M., local time, at JCPenney’s Home Office located at 6501 Legacy Drive, Plano, Texas 75024.

You will find information regarding the matters to be voted on at the meeting in the formal Notice of Meeting and Proxy Statement which are included on the following pages.

We appreciate your continued support of JCPenney.

Any stockholder having a disability requiring special assistance who would like to attend the Annual Meeting should call the Corporate Secretary of the Company at (972) 431-1000 and reasonable accommodations will be made to meet such stockholder’s needs.

J. C. Penney Company, Inc. • P.O. Box 10001 • Dallas, TX 75301

Home Office • 6501 Legacy Drive • Plano, TX 75024-3698

J. C. PENNEY COMPANY, INC.

6501 Legacy Drive

Plano, Texas 75024-3698

J. C. PENNEY COMPANY, INC.

Notice of 2010 Annual Meeting of Stockholders

Date and Time:	Friday, May 21, 2010 10:00 A.M., local time

Place:	JCPenney Home Office 6501 Legacy Drive Plano, Texas 75024-3698

Business:	1. To elect twelve directors nominated by the Board of Directors for a one-year term as described in the accompanying proxy materials;

2. To ratify the appointment of KPMG LLP as independent auditor for the fiscal year ending January 29, 2011; and

3. To consider any other business properly brought before the meeting.

Record Date:	In order to vote, you must have been a stockholder at the close of business on March 22, 2010.

Voting By Proxy:	It is important that your shares be represented and voted at the meeting. If you received the proxy materials by mail, you can vote your shares by completing, signing, dating, and returning your completed proxy card, by telephone or over the Internet. If you received the proxy materials over the Internet, a proxy card was not sent to you, and you may vote your shares only by telephone or over the Internet. To vote by telephone or Internet, follow the instructions included in the proxy statement or on the Internet. You can revoke a proxy at any time prior to its exercise at the meeting by following the instructions in the proxy statement.

Important Notice Regarding the Availability of Proxy Materials for the 2010 Annual Meeting of

Stockholders to be held on May 21, 2010.

The Notice of Annual Meeting, Proxy Statement, Annual Report on Form 10-K for the fiscal year ended January 30, 2010 and the 2009 Summary Annual Report are available at www.proxyvote.com.

Janet Dhillon, Secretary

Plano, Texas

April 1, 2010

YOUR VOTE IS IMPORTANT

PLEASE SIGN, DATE, & RETURN YOUR PROXY CARD OR

VOTE BY TELEPHONE OR INTERNET

PROXY STATEMENT

2010 PROXY STATEMENT

This proxy statement and the accompanying materials are being made available to JCPenney stockholders beginning on or about April 1, 2010. In this proxy statement, you will find information on the matters to be presented at the Annual Meeting and information to assist you in voting your shares.

ABOUT THE ANNUAL MEETING

Who is soliciting my vote?

JCPenney’s Board of Directors is soliciting your vote at the 2010 Annual Meeting of Stockholders.

What will I be voting on?

You will be voting on:

•	Election of twelve directors nominated by the Board of Directors;
•	Ratification of the appointment of KPMG LLP as JCPenney’s independent auditor for the fiscal year ending January 29, 2011; and
•	Any other business that may properly come before the meeting.

What are the Board of Directors’ voting recommendations?

The Board of Directors recommends that you vote your shares “For” each of the Board’s nominees for director and “For” the ratification of the appointment of KPMG LLP as independent auditor for the fiscal year ending January 29, 2011.

Who is entitled to vote?

All stockholders who owned JCPenney common stock at the close of business on the record date, March 22, 2010, are entitled to attend and vote at the Annual Meeting.

How many votes do I have?

You will have one vote for every share of JCPenney common stock you owned on the record date.

How many votes can be cast by all stockholders?

Each share of JCPenney common stock is entitled to one vote. There is no cumulative voting. On March 22, 2010, JCPenney had 236,228,947 shares of common stock outstanding and entitled to vote.

How many votes must be present to hold the Annual Meeting?

A majority of the outstanding shares of JCPenney common stock as of the record date, or 118,114,474 shares, must be present at the Annual Meeting in order to hold the meeting and conduct business. This is called a quorum. Shares are counted as present at the Annual Meeting if stockholders are present and vote in person or a proxy card has been properly submitted by or on behalf of stockholders. Abstentions and broker non-votes are counted only for purposes of determining the presence of a quorum.

How many votes are required to elect directors and adopt the other proposals?

You may vote “For” or “Against” with respect to the election of directors. Our Bylaws provide that in a non-contested election, each director must be elected by the affirmative vote of the majority of the votes cast with respect to that director’s election. Accordingly, abstentions and broker non-votes will have no effect on the election of a director. Any director nominee who is an incumbent director and is not re-elected must promptly tender his or her resignation, and the Board of Directors, excluding the director who tenders his or her resignation, must promptly decide whether to accept or reject the resignation.

Ratification of the appointment of KPMG LLP as JCPenney’s independent auditor requires the affirmative vote of a majority of the shares of JCPenney common stock outstanding as of the record date to be approved. If you abstain from voting on this matter, your shares will be counted as present for purposes of establishing a quorum, and the abstention will have the same effect as a vote against the proposal. Broker non-votes will also have the same effect as a vote against the proposal.

Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

In accordance with rules adopted by the Securities and Exchange Commission (SEC), rather than mailing a printed copy of our proxy materials to each stockholder of record, we may now send some or all of our stockholders a Notice of Internet Availability of Proxy Materials (Notice), which indicates how our stockholders may:

•	access their proxy materials and vote their proxies over the Internet;
•	make a one-time request to receive a printed set of proxy materials by mail; or
•	make a permanent election to receive all of their proxy materials in printed form by mail or electronically by email.

How can I get electronic access to the proxy materials?

The Notice provides you with instructions regarding how to:

•	view our proxy materials for the Annual Meeting over the Internet; and
•	instruct us to send our future proxy materials to you electronically by email instead of sending you printed copies by mail.

Choosing to receive your future proxy materials by email will save us the cost of printing and mailing documents to you and will reduce the impact of our annual meetings of stockholders on the environment. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you terminate it. The Summary Annual Report and the Form 10-K accompany these proxy materials but are not considered part of the proxy soliciting materials.

How do I vote?

You can vote either in person at the Annual Meeting or by proxy whether or not you attend the Annual Meeting. To obtain directions to attend the Annual Meeting and vote in person, please call 972-431-1000. You can vote by proxy in three ways:

•	by mail – If you received your proxy materials by mail, you can vote by mail by using the enclosed proxy card;
•	by telephone – In the United States and Canada, you can vote by telephone by following the instructions on the Internet or on your proxy card if you received your materials by mail; or
•	by Internet – You can vote by Internet by following the instructions on the Notice or on your proxy card if you received your materials by mail.

If you vote by proxy, your shares will be voted at the Annual Meeting in the manner you indicate. If you sign your proxy card, but do not specify how you want your shares to be voted, they will be voted as the Board of Directors recommends.

How do I attend the Annual Meeting?

Admission to the Annual Meeting is limited to JCPenney stockholders or their proxy holders. Each stockholder will be asked to present proof of stock ownership and a valid, government-issued photo identification, such as a driver’s license, before being admitted to the Annual Meeting. Proof of stock ownership may consist of the top portion of the proxy card or if shares are held in the name of a broker, bank or other nominee, an account statement or letter from the nominee indicating that the individual beneficially owned shares of JCPenney common stock on March 22, 2010, the record date for the Annual Meeting.

Can I change my vote after I execute my proxy?

You can revoke a proxy at any time prior to its exercise at the Annual Meeting. You can send in a new proxy card with a later date if you received your proxy materials by mail, or cast a new vote by telephone or Internet, or send a written notice of revocation to JCPenney’s Corporate Secretary at the address on the cover page of this proxy statement. If you attend the Annual Meeting and want to vote in person, you can request that any previously submitted proxy not be used.

How do I vote my shares of JCPenney common stock in the Savings Plan?

If you are a participant in the J. C. Penney Corporation, Inc. Savings, Profit-Sharing and Stock Ownership Plan (the Savings Plan), you will receive a separate voting instruction card for the shares allocated to your account in the Savings Plan. This voting instruction card will allow you to instruct State Street Bank and Trust Company, as trustee for the Savings Plan, how to vote your shares. If you do not vote your shares in the Savings Plan, State Street Bank and Trust Company will vote them in the same proportion as those shares for which it has received voting instructions.

Will my vote be kept confidential?

Yes. JCPenney’s policy is that all proxy or voting instruction cards, ballots, and vote tabulations which identify the vote of an individual stockholder are to be kept secret. Your vote will only be disclosed:

•	to allow the independent election inspectors to certify the results of the vote;
•	if JCPenney is legally required to disclose your vote or is defending or asserting claims in a lawsuit;
•	if there is a proxy contest involving the Company; or
•	if you make a written comment on your proxy or voting instruction card or ballot.

Who pays for this proxy solicitation?

JCPenney does. In addition to soliciting proxies by mail, JCPenney may solicit proxies by telephone, personal contact, and electronic means. No director, officer, or employee of JCPenney will be specially compensated for these activities. JCPenney has hired Georgeson Inc., a proxy solicitation firm, to assist in soliciting proxies for an estimated fee of $25,000 plus reimbursement for reasonable expenses.

JCPenney will also reimburse brokers, fiduciaries, and custodians for their costs in forwarding proxy materials to beneficial owners of JCPenney common stock.

Could other matters be decided at the Annual Meeting?

We do not know of any other matters that will be considered at the Annual Meeting. If any matter other than those described in this proxy statement arises at the Annual Meeting, the proxies will be voted at the discretion of the proxy holder.

CORPORATE GOVERNANCE

For more than 100 years, JCPenney has been serving American consumers by building our business on timeless values. That is our history. That is our future. Since James Cash Penney opened his first Golden Rule Store in 1902, our goal has been “to serve the public, as nearly as we can, to its complete satisfaction.” Building on this heritage, we adopted our “WINNING TOGETHER” principles, which are set forth on the outside back cover of this proxy statement and include valuing, developing, and rewarding the contributions of all Associates; acting only with the highest ethical standards; achieving excellence in our work, products, and services; and caring about and being involved in our communities. We do this for our customers and our stockholders.

Governing Documents

The key documents that make up our corporate governance framework are our:

•

Corporate Governance Guidelines, including our Standards for the Determination of Director Independence, Lead Independent Director Policy and our Policy on Review and Consideration of Related Person Transactions;

•	Restated Certificate of Incorporation, as amended;
•	Bylaws, as amended;
•	Audit Committee Charter;
•	Finance Committee Charter;
•	Corporate Governance Committee Charter;
•	Human Resources and Compensation Committee Charter;
•	Charter of the Committee of the Whole;
•	Statement of Business Ethics; and
•	Standards and Procedures for Director Nominations.

You can access each of these documents on our website at www.jcpenney.net by clicking on “Investors,” then “Corporate Governance.” You can also obtain a free copy of any of these documents by sending a written request to JCPenney’s Corporate Secretary at P.O. Box 10001, Dallas, Texas  75301.

Corporate Governance Guidelines

This document sets forth the Company’s primary principles and policies regarding corporate governance, which are the foundation of our commitment to best practices. You can access our Corporate Governance Guidelines at www.jcpenney.net. The Guidelines are reviewed annually by the Corporate Governance Committee and the Board. The matters covered by the Guidelines include:

•	director responsibilities;
•	the size of the Board;
•	director independence and minimum qualifications;
•	factors to be considered in selecting candidates to serve on the Board;
•	the Company’s voting standard for the election of directors;
•	director retirement;
•	director resignations upon change of principal employment;
•	directors’ outside directorships and outside audit committee service;
•	Board organization, including committees of the Board and the role and responsibilities of the lead independent director;
•	policies relating to Board meetings;
•	executive sessions for directors;
•	ethical principles to be followed by directors;

•	policies and procedures for reviewing related person transactions and conflicts of interest;
•	policy on recovery of compensation in the event of a financial restatement;
•	the Board’s access to management and independent advisors;
•	stockholders’ and other interested parties’ communications to non-employee directors;
•	director orientation and continuing education;
•	prohibition of loans to directors and executive officers;
•	stock ownership goals for directors and members of the Company’s senior management team;
•	management succession and CEO evaluation; and
•	annual self-assessments of the Board and each of the Audit, Corporate Governance, and Human Resources and Compensation Committees.

Board Leadership Structure

Myron E. Ullman, III currently serves as both Chairman of the Board and Chief Executive Officer (CEO) of the Company. The non-employee, independent directors of the Board have elected Thomas J. Engibous, a non-employee, independent director, to serve as Lead Director pursuant to the Company’s Lead Independent Director Policy. Mr. Engibous’ term expires at the earlier of the close of the 2012 Annual Meeting of Stockholders or at such time as he ceases to be a director, resigns as Lead Director or is replaced as Lead Director by a majority of the non-employee, independent directors. Specifically, JCPenney’s Lead Independent Director Policy provides that the Lead Director will:

•	preside over regular executive sessions of the non-employee, independent members of the Board and at meetings of the Board in the absence of, or upon the request of, the Chairman and CEO;
•	approve the scheduling of Board meetings as well as the agenda and materials for each Board meeting and executive session of the Board’s non-employee, independent directors;
•	have the authority to call such other meetings of the non-employee, independent directors as he/she deems necessary;
•	serve as a liaison and supplemental channel of communication between the non-employee, independent directors and the Chairman and CEO;
•	meet regularly with the Chairman and CEO;
•	communicate with stockholders as appropriate; and
•

approve and coordinate the retention of advisors and consultants who report directly to the non-employee, independent members of the Board, except as otherwise required by applicable law or New York Stock Exchange (NYSE) Listing Standards.

The Board believes that the existence of a Lead Director with this scope of responsibilities supports strong corporate governance principles while deriving the benefit of having the Company’s CEO also serve as Chairman of the Board. The Board believes that JCPenney’s current leadership structure of the combined Chairman/CEO leadership role coupled with a Lead Director enhances the Chairman/CEO’s ability to provide insight and direction on important strategic initiatives to both management and independent directors and, at the same time, ensures that the appropriate level of independent oversight is applied to all management decisions.

Board of Directors’ Role in Risk Oversight

The Board of Directors oversees an enterprise-wide approach to risk management, designed to support the achievement of organizational objectives, including strategic objectives, to improve long-term organizational performance and to enhance stockholder value. A fundamental part of risk management is not only understanding the risks a company faces and what steps management is taking to manage those risks but also understanding what level of risk is appropriate for the company. The involvement of the full Board of Directors in reviewing the Company’s business strategy is an integral aspect of its assessment of management’s tolerance for risk and also its determination of what constitutes an appropriate level of risk for the Company. In addition to management’s discussion of risk with the full Board of Directors throughout the year, the independent directors also discuss risk management during their executive sessions without management present over which the Lead Director presides. The Board’s Committees also consider risk appropriate to their respective jurisdictions throughout the year.

Policies and Procedures with Respect to Related Person Transactions

The Board of Directors recognizes that related person transactions can present a heightened risk of conflicts of interest. Accordingly, as a general matter, our directors and executive officers are to avoid any activity, interest, or relationship that would create, or might appear to others to create, a conflict with the interests of JCPenney.

Our written Policy on Review and Consideration of Related Person Transactions (Policy) is included as Appendix C to our Corporate Governance Guidelines. For purposes of SEC rules as well as our Policy, a “related person transaction” is any transaction in which the Company was, is or will be a participant and the amount involved exceeds $120,000 and in which any related person had, has or will have a direct or indirect material interest. The term “related person” means (a) any person who is, or at any time since the beginning of the Company’s last fiscal year was, a director or executive officer of the Company or a nominee to become a director of the Company, (b) any person who is known to be the beneficial owner of more than 5% of any class of the Company’s voting securities, and (c) any immediate family member of any of the foregoing persons. We review all relationships and transactions in which the Company and a related person are participants to determine whether such persons have a direct or indirect material interest. To identify potential related person transactions, we request certain information from our directors and executive officers. We then review the information provided for any related person transactions. The Corporate Governance Committee reviews and determines whether to approve or ratify any related person transaction that is required to be disclosed. Any member of the Corporate Governance Committee who is a related person with respect to a transaction under review may not participate in the deliberations or vote respecting approval or ratification of the transaction.

Board Independence

The Board reviews the independence of each non-employee director annually to confirm that the director continues to meet our standards as well as the requirements of the NYSE. No member of the Board will be considered independent unless the Board determines that he or she has no material relationship with the Company that would affect his or her independence and that he or she otherwise satisfies JCPenney’s director independence standards as well as all applicable laws, rules and regulations. Our “Standards for the Determination of Director Independence” are included as Appendix A to our Corporate Governance Guidelines, which can be accessed at www.jcpenney.net.

The factors the Board considers in determining whether a director is independent include:

•	Whether within the preceding three years,
•	the director is or was an employee of JCPenney;
•	a member of the director’s immediate family is or was an executive officer of JCPenney;
•

the director or an immediate family member of the director received more than $120,000 per year in direct compensation from JCPenney (other than compensation for service as a director or pension or other forms of deferred compensation for prior service);

•	the director or an immediate family member of the director was a partner or employee of JCPenney’s external auditor and personally worked on JCPenney’s audit within that time;
•

the director or an immediate family member of the director is or was employed as an executive officer of another company where any of JCPenney’s present executive officers serve on the compensation committee of that company’s board of directors;

•

the director or an immediate family member of the director is or was an employee or executive officer of another company that makes payments to, or receives payments from, JCPenney in excess of the greater of $1,000,000 or 2% of that company’s consolidated gross revenues;

•	Whether the director or an immediate family member of the director is a current partner of JCPenney’s external auditor;
•	Whether the director is a current employee of JCPenney’s external auditor;
•	Whether an immediate family member of the director is a current employee of JCPenney’s external auditor and personally works on JCPenney’s audit; and
•

Whether the director serves as an officer, director or trustee of a charitable organization or as a member of that organization’s fund-raising entity or committee that received contributions from JCPenney in excess of the greater of $1,000,000 or 2% of the charity’s gross revenues.

The Board has reviewed each director’s independence for fiscal 2010. Applying the standards listed above as well as the requirements of the NYSE, the Board has determined that each of the directors, except for Mr. Ullman, the Company’s Chairman and CEO, is independent.

Meeting Attendance

During fiscal 2009, the Board held six meetings and committees of the Board held a total of 21 meetings. Each director attended at least 75% of the total number of meetings of the Board and committees on which he or she served. The Board currently has six meetings scheduled for fiscal 2010.

All directors are strongly encouraged to attend the Annual Meeting, but we do not have a formal attendance requirement. In 2009, 11 of the 12 then serving members of the Board attended the Annual Meeting.

Executive Sessions

The non-employee, independent directors meet in executive session with no Company Associates present as a part of each regularly scheduled Board meeting. The Company’s Lead Director, Thomas J. Engibous, presides over these sessions.

Communications with the Board of Directors

Any Company stockholder or other interested party who wishes to communicate with the Board of Directors or with an individual director may direct such communications by telephone to 1-800-527-0063, by facsimile to 972-431-1977, by email to jcpdirectors@jcpenney.com, or by writing to:

Corporate Secretary

J. C. Penney Company, Inc.

P.O. Box 10001

Dallas, TX 75301

The communication must be clearly addressed to the Board of Directors or to a specific director(s). If a response is desired, the individual should also provide contact information such as name, address and telephone number.

All such communications will be reviewed initially by the Company’s Corporate Secretary and entered into a log for tracking purposes. The Board has asked the Corporate Secretary to forward to the appropriate director(s) all correspondence, except for items unrelated to the Board’s functions, business solicitations, advertisements, and materials that are profane. The Corporate Secretary prepares a periodic summary report of all such communications for the Corporate Governance Committee of the Board.

Communications with the Audit Committee

Complaints and concerns relating to the Company’s accounting, internal accounting controls or auditing matters should be communicated to the Audit Committee of the Board of Directors. Any such communication may be made on an anonymous basis and may be reported to the Audit Committee through the Company’s Senior Vice President-Audit by calling 1-800-527-0063, by website at www.jcpjline.com or by writing to:

Senior Vice President - Audit

J. C. Penney Company, Inc.

P.O. Box 250335

Plano, TX 75025-0335

All such concerns will be reviewed under the direction of the Audit Committee and oversight by the Senior Vice President-Audit, the General Counsel, or such other persons as the Audit Committee determines to be appropriate. Confidentiality is maintained to the fullest extent possible, consistent with the need to conduct an adequate review. Prompt and appropriate corrective action will be taken when and as deemed appropriate in the judgment of the Audit Committee. The Senior Vice President-Audit will prepare a periodic summary report of all such communications for the Audit Committee.

Board Diversity, Director Qualifications and Process for Nominations

JCPenney is committed to creating an inclusive work environment where everyone is respected and valued. A workforce that understands JCPenney’s diverse customer base helps ensure that the Company’s products, services and message are relevant in every community where the Company does business.

The Board’s philosophy on diversity mirrors the Company’s philosophy. In connection with the selection of nominees for director, the Corporate Governance Committee strives to identify and recruit high-caliber individuals whose diverse talents, perspectives, experiences and backgrounds would preserve and enhance the inclusive environment in which the Board currently functions.

As provided in the Company’s Corporate Governance Guidelines, nominees for director, including those directors who are eligible to stand for re-election, are selected based on, among other things, consideration of the following factors:

•	character and integrity;
•	business and management experience;
•	demonstrated competence in dealing with complex problems;
•	familiarity with the Company’s business;
•	diverse talents, backgrounds, and perspectives;
•	freedom from conflicts of interest;
•	regulatory and stock exchange membership requirements for the Board;
•	sufficient time to devote to the affairs of the Company; and
•	reputation in the business community.

In considering whether to nominate directors who are eligible to stand for re-election, the Committee also considers the quality of past director service, attendance at Board and committee meetings, compliance with the Company’s Corporate Governance Guidelines (including satisfying the expectations for individual directors), as well as input from other Board members concerning the director’s performance and independence.

Although the Board retains ultimate responsibility for approving candidates for election, the Corporate Governance Committee conducts the initial screening and evaluation process. In doing so, the Committee considers candidates recommended by directors and the Company’s management, as well as any recommendations from Company stockholders. Additionally, the Committee takes into account the Board’s current composition and the capabilities and attributes of serving Board members, as well as additional capabilities and attributes considered necessary or desirable in light of existing Company needs and the goal of preserving and enhancing Board diversity. The Committee has engaged in the past, and expects to continue to engage, one or more search firms to assist in the identification and recruitment of director candidates.

To recommend a candidate for election to the Board, a stockholder must submit the following information to the Corporate Secretary of the Company at least 90 days in advance of the Annual Meeting:

•	The stockholder’s name and address;
•	A representation that the stockholder is a holder of record and intends to appear in person or by proxy at the Annual Meeting;
•	The name and address of the stockholder’s nominee for director;
•	A description of any arrangements or understandings between the stockholder and the director nominee or any other person (naming such person(s)) relating to the election of the nominee to the Board;
•	The biographical and other information about the nominee that would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC; and
•	The nominee’s consent to serve on the Board.

In general, candidates recommended by stockholders will be evaluated under the same process as candidates recommended by existing directors, Company management or third-party search firms. However, the Corporate Governance Committee will additionally seek and consider information concerning the relationship between a stockholder’s recommended nominee and the stockholder to determine whether the nominee can effectively represent the interests of all stockholders. Also, except in unusual circumstances, the Committee will not evaluate a stockholder-recommended candidate unless and until the stockholder advises that the potential candidate has indicated a willingness to serve as a director, to comply with the expectations and requirements for Board service and to provide all the information required to conduct an evaluation.

BOARD COMMITTEES

The Board of Directors has five principal standing committees. Committee members consist entirely of non-employee directors and the Board has determined that each of the members of these committees is “independent,” as defined under our standards of independence and under NYSE listing standards.

Audit Committee

The Audit Committee’s responsibilities include the selection and retention of the independent auditor for the annual audit of the Company’s consolidated financial statements and the approval of audit fees and non-audit services and fees paid to the independent auditor. The Committee reviews the independent auditor’s strategy and plan, scope, audit results, performance and independence, internal audit reports on the adequacy of internal controls, the Company’s ethics program, status of significant legal matters, the scope of the internal auditor’s plans and budget and results of its audits, and the effectiveness of the Company’s program for correcting audit findings. The Committee also participates in the certification process relating to the filing of certain periodic reports pursuant to the Securities Exchange Act of 1934, as amended (Exchange Act). A copy of the Audit Committee’s Charter is available at the Company’s website, www.jcpenney.net. Also available on the Company’s website are procedures for the confidential and anonymous reporting of matters relating to questionable accounting, internal accounting controls, or auditing matters.

During fiscal 2009, this Committee held seven meetings. Its current members are Thomas J. Engibous, Leonard H. Roberts, Javier G. Teruel, Mary Beth West, and Kent B. Foster, who serves as its Chair. The Board of Directors has determined that each member of this Committee is “financially literate” and qualifies as an “audit committee financial expert,” as those terms are defined by the Exchange Act and the NYSE.

Corporate Governance Committee

The Corporate Governance Committee performs the functions of a nominating committee, considers matters of corporate governance and reviews developments in the governance area as they affect relations between the Company and its stockholders. It also develops and recommends to the Board corporate governance principles and practices for the Company and makes recommendations to the Board with respect to the size, composition, organization and responsibilities of the Board and its directors, the qualifications of directors, candidates for election as directors, the compensation of directors, annual independence determinations, and the annual performance self-assessment process by the Board and each of the Audit, Corporate Governance, and Human Resources and Compensation Committees. A copy of the Corporate Governance Committee’s Charter, the Company’s Corporate Governance Guidelines, and Standards and Procedures for Director Nominations are available on the Company’s website at www.jcpenney.net.

During fiscal 2009, this Committee met four times. Its current members are Colleen C. Barrett, M. Anthony Burns, Geraldine B. Laybourne, Burl Osborne, R. Gerald Turner, and Maxine K. Clark, who serves as its Chair.

Finance Committee

The Finance Committee is responsible for reviewing the Company’s financial policies, strategies, and capital structure. A copy of the Finance Committee’s Charter is available on the Company’s website at www.jcpenney.net.

During fiscal 2009, this Committee met two times. Its current members are Kent B. Foster, Leonard H. Roberts, Javier G. Teruel, Mary Beth West, and Thomas J. Engibous, who serves as its Chair.

Human Resources and Compensation Committee

The Human Resources and Compensation Committee’s responsibilities include reviewing and administering the Company’s annual and long-term incentive compensation plans, overseeing the administration and operation of certain of the Company’s retirement and welfare plans, taking action or making recommendations with respect to the compensation of executive officers, including making a non-binding recommendation to the Committee of the Whole regarding the CEO’s compensation level, and reviewing succession plans for key Company executives, including the CEO. In addition, its responsibilities include reviewing the annual financial and investment performance results of the Company’s retirement and welfare plans, including the annual actuarial valuation reports applicable to such plans. A copy of the Human Resources and Compensation Committee’s Charter is available on the Company’s website at www.jcpenney.net. See also this Committee’s report on page 32. For a discussion of the processes and procedures for determining executive and director compensation and the roles of management and compensation consultants in determining or recommending the amount or form of compensation, see “Compensation Discussion and Analysis” beginning on page 19 and “Director Compensation for Fiscal 2009” beginning on page 51.

During fiscal 2009, this Committee met six times. Its current members are Colleen C. Barrett, M. Anthony Burns, Maxine K. Clark, Geraldine B. Laybourne, R. Gerald Turner, and Burl Osborne, who serves as its Chair.

Committee of the Whole

The Committee of the Whole assists the Board in discharging its responsibilities relating to the setting of performance goals and objectives, the evaluation of performance in light of those goals and objectives, and the setting of compensation for the Company’s CEO. A copy of the Committee of the Whole’s Charter is available on the Company’s website at www.jcpenney.net. See also “Compensation Discussion and Analysis” beginning on page 19.

During fiscal 2009, this Committee met two times. The Committee is composed solely of the independent members of the Board. Its current members are Colleen C. Barrett, M. Anthony Burns, Maxine K. Clark, Kent B. Foster, Geraldine B. Laybourne, Burl Osborne, Leonard H. Roberts, Javier G. Teruel, R. Gerald Turner, Mary Beth West, and Thomas J. Engibous, who serves as its Chair.

The mailing address for all of these committees is c/o Corporate Secretary, J. C. Penney Company, Inc., P.O. Box  10001, Dallas, Texas 75301.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Human Resources and Compensation Committee and Committee of the Whole are each composed entirely of persons who are neither Associates nor former or current officers of the Company. There is not, nor was there during fiscal 2009, any compensation committee interlock or insider participation on the Human Resources and Compensation Committee or the Committee of the Whole.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires JCPenney’s directors and officers and persons who beneficially own more than ten percent of a registered class of the Company’s equity securities to file initial reports of ownership and reports of changes in ownership with the SEC. The Company assists its directors and officers by monitoring transactions and completing and filing Section 16 reports on their behalf. The Company believes that all Section 16(a) filing requirements were met during fiscal 2009.

BENEFICIAL OWNERSHIP OF COMMON STOCK

The following table shows, as of March 1, 2010, the beneficial ownership of shares of JCPenney common stock by (a) each stockholder known to the Company to beneficially own more than 5% of JCPenney common stock, (b) each present director, all of whom are nominees for re-election at the Annual Meeting, (c) by the five most highly compensated present executive officers serving during the last fiscal year, and one former executive officer who also is deemed to be a named executive officer, and (d) all present directors and executive officers of the Company as a group. Beneficial ownership means that the individual has or shares voting power or investment power with respect to the shares of common stock or the individual has the right to acquire the shares of common stock within 60 days of March 1, 2010.

Name	Number of shares beneficially owned		Number of shares included in previous column which the individual or group has/have the right to acquire within 60 days of March 1, 2010	Percent of outstanding common stock(1)
AXA Financial, Inc.	13,575,391	(2)	—	5.7%
BlackRock, Inc.	17,045,166	(3)	—	7.2%
Evercore Trust Company, N.A.	24,959,866	(4)	—	10.6%
J. C. Penney Corporation, Inc. Savings, Profit Sharing and Stock Ownership Plan	17,005,340	(5)	—	7.2%
Pzena Investment Management LLC	12,277,907	(6)	—	5.2%
State Street Corporation	25,675,802	(7)	—	10.9%
Directors(8):
Colleen C. Barrett	17,240		12,715	*
M. Anthony Burns	38,535	(9)	21,515	*
Maxine K. Clark	17,682		12,715	*
Thomas J. Engibous	46,191		12,715	*
Kent B. Foster	27,591	(10)	12,715	*
Geraldine B. Laybourne	2,026		2,026	*
Burl Osborne	24,125		12,715	*
Leonard H. Roberts	36,368		12,715	*
Javier G. Teruel	11,997		8,455	*
R. Gerald Turner	34,765	(11)	14,315	*
Myron E. Ullman, III	907,656		683,916	*
Mary Beth West	11,919		11,919	*
Named Executive Officers(8)(12):
Robert B. Cavanaugh	335,339		313,188	*
Janet Dhillon	21,265		21,265	*
Ken C. Hicks	52,415	(13)	—	*
Thomas M. Nealon	111,922		89,292	*
Michael T. Theilmann	260,163		234,230	*
All present directors and executive officers as a group(8) (9)	1,950,898		1,505,872	*

*	Less than 1%.

(1)	Calculated based on Rule 13d-3(d)(i) using the number of outstanding shares of common stock as of March 1, 2010.

(2)	Based on information set forth in Amendment No. 3 to Schedule 13G filed with the SEC on February 12, 2010 by AXA Financial, Inc. and certain related entities reporting sole power to vote or direct the vote of 10,730,781 shares of JCPenney common stock and sole power to dispose or direct the disposition of 13,575,391 shares of JCPenney common stock. In the ordinary course of business, one of the related entities, AllianceBernstein L.P., provides investment management services for certain assets held in trust under the J. C. Penney Corporation, Inc. Pension Plan (Pension Plan). The address of AXA Financial, Inc. is 1290 Avenue of the Americas, New York, New York 10104.

(3)	Based on information set forth in a Schedule 13G filed with the SEC on January 29, 2010 by BlackRock, Inc. reporting sole power to vote or direct the vote and to dispose or direct the disposition of 17,045,166 shares of JCPenney common stock. The address of BlackRock, Inc. is 40 East 52nd Street, New York, New York 10022. In the ordinary course of business, BlackRock Capital Management Inc., a subsidiary of BlackRock, Inc., provides investment management services for certain assets held in trust under the Pension Plan.

(4)	Based on information set forth in a Schedule 13G filed with the SEC on January 11, 2010 by Evercore Trust Company, N.A. reporting sole power to vote or direct the vote and to dispose or direct the disposition of 7,911,418 shares of JCPenney common stock, representing shares held in trust under the Pension Plan, and shared power to dispose or direct the disposition of 17,048,448 shares of JCPenney common stock, representing shares held in trust under the J. C. Penney Corporation, Inc. Savings, Profit-Sharing and Stock Ownership Plan (Savings Plan) (see footnotes 5 and 7 below). Evercore Trust Company, N.A. serves as the named fiduciary and investment manager for the JCPenney common stock fund under the Savings Plan and also serves as the independent investment manager for the shares of JCPenney common stock held in trust under the Pension Plan. The address of Evercore Trust Company, N.A. is 55 East 52nd Street, 36th Floor, New York, New York 10055.

(5)	Shares are reflected as of March 1, 2010; the trust maintained under the Savings Plan holds these shares. The address for the Savings Plan is 6501 Legacy Drive, Plano, Texas 75024. The trustee for the Savings Plan trust is State Street Bank and Trust Company, a wholly owned subsidiary of State Street Corporation (see footnote 7 below), and Evercore Trust Company, N.A. serves as the named fiduciary and investment manager for the JCPenney common stock fund under the Savings Plan (see footnote 4 above).

(6)	Based on information set forth in Amendment No. 2 to Schedule 13G filed with the SEC on February 12, 2010 by Pzena Investment Management LLC reporting sole power to vote or direct the vote of 10,634,078 shares of JCPenney common stock and sole power to dispose or direct the disposition of 12,277,907 shares of JCPenney common stock. The address of Pzena Investment Management LLC is 120 West 45th Street, 20th Floor, New York, New York 10036.

(7)	Based on information set forth in a Schedule 13G filed with the SEC on February 12, 2010 by State Street Corporation reporting shared power to vote or direct the vote and shared power to dispose or direct the disposition of 25,675,802 shares of JCPenney common stock, which includes shares of JCPenney common stock held in trust under the Savings Plan (see footnotes 4 and 5 above). The Schedule 13G reported that State Street Bank and Trust Company, acting in various fiduciary capacities, has shared power to vote or direct the vote and to dispose or direct the disposition of 23,393,467 of these shares of JCPenney common stock. The address of State Street Corporation and State Street Bank and Trust Company is State Street Financial Center, One Lincoln Street, Boston, Massachusetts 02111. As noted in footnote 5, State Street Bank and Trust Company serves as trustee for the Savings Plan trust; State Street Bank and Trust Company also provides certain trustee and custodial services for the Pension Plan and serves as a lending bank under the credit facility to which the Company and its wholly owned subsidiary, J. C. Penney Corporation, Inc., are parties.

(8)	Except as set forth in the footnotes below, each person has sole investment and voting power with respect to the common stock beneficially owned by such person. Includes only those stock options that are exercisable or become exercisable within 60 days of March 1, 2010. Does not include restricted stock units that will not vest within 60 days of March 1, 2010.

(9)	Includes 2,000 shares of JCPenney common stock pledged as collateral under a loan.

(10)	Includes 377 shares of JCPenney common stock with respect to which Mr. Foster shares voting and investment power.

(11)	Includes 1,647 shares of JCPenney common stock that Mr. Turner holds under the Company’s Dividend Reinvestment Plan with respect to which he shares voting and investment power.

(12)	In addition to Mr. Ullman, who also serves as a director.

(13)	Stock ownership for Mr. Hicks reflects direct holdings as of July 6, 2009, the last day on which he served as an executive officer of the Company.

PROPOSAL 1 —

ELECTION OF DIRECTORS

The terms of each of the current directors set forth below will expire at the 2010 Annual Meeting. Each of these individuals has been nominated by the Board of Directors to serve as a continuing director for a new one-year term expiring at the 2011 Annual Meeting. Each nominee elected as a director will continue in office until his or her successor has been elected and qualified, or until his or her earlier death, resignation or retirement. We are not aware of any reason why any of these nominees would not accept the nomination. However, if any of the nominees does not accept the nomination, or is otherwise unavailable for election, the persons designated as proxies will vote for any substitute nominee recommended by the Board.

In determining whether to nominate each of the current directors for another term, the Board considered the factors discussed above in “Board Diversity, Director Qualifications and Process for Nominations” and concluded that each of the current directors standing for re-election possesses unique talents, backgrounds, perspectives, attributes and skills that will enable each of them to continue to provide valuable insights to Company management and play an important role in helping the Company achieve its long-term goals and objectives. As described below in the experience and qualifications of each of our director nominees, each nominee has achieved an extremely high level of success in his or her career.

The Board recommends a vote  FOR each of the nominees for director.

Nominees for Director

Colleen C. Barrett, 65 - Director of the Company since 2004.

Business Experience:  President Emeritus since 2008, President and Director from 2001 to 2008, Chief Operating Officer from 2001 to 2004 and Corporate Secretary from 1978 to 2008 of Southwest Airlines Co., with which she served in positions of increasing importance since 1978, including Executive Vice President-Customers from 1990 to 2001 and Vice President-Administration from 1986 to 1990.

Ms. Barrett has extensive experience in the airline industry, in particular with Southwest Airlines, a company known for providing top customer service. In addition to customer relations, human resources and operations management experience, she has significant leadership, executive and board experience, including insights and perspectives on corporate governance, having served as a Director and in the positions of President, Chief Operating Officer and Corporate Secretary of a publicly-traded company.

M. Anthony Burns, 67 - Director of the Company since 1988.

Business Experience:  Chairman Emeritus since 2002, Chairman of the Board from 1985 to 2002, Chief Executive Officer from 1983 to 2000, and a Director from 1979 to 2002 of Ryder System, Inc. (a provider of transportation and logistics services), with which he served in positions of increasing importance since 1974, including its President from 1979 to 1999; Director of The Black & Decker Corporation from 2001 to 2010; Director of Pfizer, Inc. and Stanley Black & Decker, Inc.; Life Trustee of the University of Miami.

Mr. Burns has extensive executive and board experience in the transportation and supply chain management solutions industry, having served as Chairman and CEO of a publicly-traded transportation and logistics service company serving large, national retailers, among others. Mr. Burns also brings to the Board insights and perspectives on human resources and compensation matters, as well as financial expertise, resulting from his service on, including chairmanship of, the compensation and audit committees of the boards of other public companies. In addition, his service on the boards of other publicly-held companies has given him perspectives from other industries valuable in his service on the JCPenney Board.

Maxine K. Clark, 61 - Director of the Company since 2003.

Business Experience:  Founder and Chief Executive Officer since 1996 and Chairman since 2000 of Build-A-Bear Workshop, Inc., an operator of interactive children’s entertainment retail stores; President and Chief Merchandising Officer of Payless ShoeSource, Inc., from 1992 until 1996; Executive Vice President for Venture Stores, Inc., from 1988 until 1992; Member of the Board of Trustees of Washington University; Emeritus Trustee of the University of Georgia Foundation; Former Member of the Board of Trustees of the International Council of Shopping Centers; National Board Member of Teach for America and Chair of Teach for America, St. Louis; Member of the Board of KETC-TV Public Television, St. Louis.

Ms. Clark has extensive leadership and executive experience in the retail industry, including merchandise and strategic planning experience for a major department store chain, and as the founder and leader of Build-A-Bear Workshop, Inc., a publicly-traded company with a focus on developing exclusive products that customers want and creating a unique and consistent shopping experience. With this background, she brings to the JCPenney Board highly relevant and valuable insights and perspectives in these important areas of retailing.

Thomas J. Engibous, 57 - Director of the Company since 1999.

Business Experience:  Retired Chairman of the Board, Director from 1996 to 2008 and President and Chief Executive Officer from 1996 to 2004, of Texas Instruments Incorporated (electronics), with which he served in positions of increasing importance since 1976, including as an Executive Vice President from 1993 to 1996; Director of Taiwan Semiconductor Manufacturing Company Limited; Chairman Emeritus of the Board of Catalyst; Member of The Business Council; Member of the National Academy of Engineering.

Mr. Engibous has extensive executive, financial and board experience in the technology industry, including service as Chairman and CEO of a leading publicly-traded technology company. He brings financial expertise to the JCPenney Board, as well as skills and talents from the technology industry to help JCPenney enhance its strategies to connect with and serve customers, capitalize on opportunities in digital retailing and use technology to advance operational efficiency.

Kent B. Foster, 66 - Director of the Company since 1998.

Business Experience:  Retired Chairman of the Board, Director from 2000 to 2007, and Chief Executive Officer from 2000 to 2005, of Ingram Micro Inc. (wholesale distributor of technology); President of GTE Corporation (telecommunications) from 1995 to 1999; Director of GTE Corporation from 1989 to 1999, serving as Vice Chairman of the Board of Directors from 1993 to 1995; President of GTE Telephone Operations Group from 1989 to 1995; Director of Campbell Soup Company from 1996 to 2008; Director of New York Life Insurance Company.

Mr. Foster has extensive executive and board experience in the communications and technology industries. That experience has given him skills and talents that help JCPenney enhance its customer-reach strategies, capitalize on opportunities in digital retailing and use technology to improve its operational efficiency. He also brings to the Board financial expertise resulting from his extensive executive experience and his service on the audit committee of the board of another company.

Geraldine B. Laybourne, 62 - Director of the Company since December 2009.

Business Experience:  Co-Founder (1998) and Chairman and Chief Executive Officer until 2007 of Oxygen Media (cable television network); President of Disney/ABC Cable Networks (cable television network) from 1996 to 1998; President of Nickelodeon (cable television network) from 1989 to1996, with which she served in positions of increasing importance from 1980 to 1996; Director of Electronic Arts Inc., Insight Communications Company, Inc., Move, Inc., and Symantec Corporation.

Ms. Laybourne has extensive executive and board experience in the cable television industry, including the founding and leadership of Oxygen Media, a pioneering network that produces content aimed at younger women. She brings extensive multimedia marketing experience, skills and perspectives to help JCPenney connect and communicate with its customers and capitalize on opportunities in digital retailing. She also currently serves on the boards of other publicly-traded companies.

Burl Osborne, 72 - Director of the Company since 2003.

Business Experience:  Interim Chief Executive Officer since July 2009 of Freedom Communications, Inc. (media company) (Freedom Communications, Inc. filed for voluntary reorganization under Chapter 11 of the U. S. Bankruptcy Code in September 2009); Retired Chairman of the Board, Director from 1993 to 2007 and former member of the Executive Committee of The Associated Press; President, Publishing Division from 1995 to 2001 and Director from 1987 to 2002 of Belo Corp.; Publisher from 1991 to 2001 of The Dallas Morning News, with which he served in positions of increasing importance since 1980, including President and Editor from 1986 to 1991; Director of GateHouse Media, Inc.; Retired Trustee and Former Chairman of the Belo Foundation; Former Director and Chairman of the Southern Newspaper Association; Former Director of the Newspaper Association of America; Director of Committee to Protect Journalists.

Mr. Osborne has extensive executive and board experience in major publicly-traded media companies. Along with human resources and operations management experience, he brings to the JCPenney Board skills and perspectives to help the Company reach and communicate with its customers through various media. He also currently serves on the board of another publicly-traded company.

Leonard H. Roberts, 61 - Director of the Company since 2002.

Business Experience:  Retired Chairman and Chief Executive Officer of RadioShack Corporation (consumer electronics), with which he served as Executive Chairman of the Board from 2005 to 2006, Chairman of the Board and Chief Executive Officer from 1999 to 2005, President from 1993 to 2000, and a Director from 1997 to 2006; Chairman and Chief Executive Officer of Shoney’s, Inc. (restaurants) from 1990 to 1993; President and Chief Executive Officer of Arby’s, Inc. (restaurants) from 1985 to 1990; Director of TXU Corporation from 2005 to 2007; Director of Rent-A-Center, Inc.; Member of Executive Board of Students in Free Enterprise; Director of Tarrant County Safe City Commission; Chairman of the Board of Directors of Texas Health Resources.

Mr. Roberts has extensive executive and board experience in the retail industry, including service as the Chairman and as the CEO of a publicly-traded consumer electronics retailer and CEO positions with two restaurant operators. With this background, he has insights and perspectives on delivering merchandise and services to consumers, which he brings to the JCPenney Board. As a result of his extensive executive experience, he also brings financial expertise to the Board. He also currently serves on the board of another publicly-traded company.

Javier G. Teruel, 59 - Director of the Company since 2008.

Business Experience:  Partner of Spectron Desarrollo, SC, an investment management and consulting firm; Retired Vice Chairman (2004 to 2007) of Colgate-Palmolive Company (consumer products), with which he served in positions of increasing importance since 1971, including as Executive Vice President responsible for Asia, Central Europe, Africa and Hill’s Pet Nutrition, as Vice President of Body Care in Global Business Development in New York, as President and General Manager of Colgate-Mexico, as President of Colgate-Europe, and as Chief Growth Officer responsible for the company’s growth functions; Director of The Pepsi Bottling Group, Inc. from 2007 to 2010; Director of Starbucks Corporation.

Mr. Teruel has extensive executive experience in the consumer products industry. He brings to the JCPenney Board considerable product development, merchandising and marketing skills and perspectives. His broad international experience also provides unique insights relevant to the Company’s product sourcing initiatives. Mr. Teruel brings the benefits of service on the boards of other publicly-traded companies to the JCPenney Board, including financial expertise resulting from his service as the chair of the audit committee of one of the boards.

R. Gerald Turner, 64 - Director of the Company since 1995.

Business Experience:  President of Southern Methodist University since 1995; Chancellor of the University of Mississippi from 1984 to 1995; Co-Chairman, Knight Commission on Intercollegiate Athletics since 2005; Director of Kronos Worldwide, Inc., American Beacon Funds and the National Association of Independent Colleges and Universities.

Mr. Turner’s extensive career in academia provides the Company with valuable insights and perspectives on communicating with younger customers and Associates. He also brings experience and skills in human resources and management. Mr. Turner’s current experience as president of a leading university provides him with perspective into the challenges of managing complex, multi-faceted organizations. In addition, his service on the boards of other publicly-traded companies, including committee service, has given him insights and perspectives on governance and human resources and compensation which benefit the JCPenney Board.

Myron E. Ullman, III, 63 - Director of the Company since 2004.

Business Experience:  Chairman of the Board and Chief Executive Officer of the Company since 2004; Directeur General, Group Managing Director, LVMH Moët Hennessy Louis Vuitton (luxury goods manufacturer/retailer) from 1999 to 2002; President of LVMH Selective Retail Group from 1998 to 1999; Chairman of the Board and Chief Executive Officer, DFS Group Ltd. from 1995 to 1998; Chairman of the Board and Chief Executive Officer of R. H. Macy & Company, Inc. from 1992 to 1995; Director of Polo Ralph Lauren Corporation from 2004 to 2006; Director of Pzena Investment Management, Inc. from 2007 to 2008; Director of Starbucks Corporation; Director of the Retail Industry Leaders Association; Chairman of Mercy Ships International; Director of the Federal Reserve Bank of Dallas.

Mr. Ullman has extensive experience in the retail industry, including executive and board experience with major U.S. and international retailers. He also brings insights and perspectives from positions he has held in the technology and real estate industries and the public sector. Mr. Ullman’s experiences as Chairman, CEO and President of various entities during his career provide him with insight into the challenges inherent in managing a complex organization and holding members of management accountable for their own performance and the performance of the organization. He also currently serves on the board of another publicly-traded company. In addition, his service on the Federal Reserve Bank of Dallas provides the Board with valuable insights and perspectives on macroeconomic conditions affecting the Company and its customers.

Mary Beth West, 47 - Director of the Company since 2005.

Business Experience:  Executive Vice President and Chief Marketing Officer since 2007 of Kraft Foods Inc. (branded foods and beverages), with which she has served in positions of increasing importance since 1986, including Group Vice President and President, Kraft Foods North American Beverage Sector from 2006 to 2007; Group Vice President and President, Kraft Foods North America Grocery Segment from 2004 to 2006; Senior Vice President and General Manager, Meals Division from 2001 to 2004; and Vice President, New Meals Division from 1999 to 2001; Member of the Executive Leadership Council and Foundation.

Ms. West has extensive executive experience in the branded foods and beverages industry, serving currently as the Executive Vice President and Chief Marketing Officer of a publicly-traded food products company. Her experience with the product development, merchandising and marketing functions that support some of the best-known American brands enable her to help JCPenney enhance its strategies in these areas and build an emotional connection with customers. Ms. West also brings to the Board financial expertise resulting from her executive experience at Kraft.

COMPENSATION DISCUSSION AND ANALYSIS

What are the Philosophy and Objectives of our Compensation Program?

Philosophy.  Our compensation philosophy is integrated with JCPenney’s core values and business strategy. Our core values were first stated in The Penney Idea, which was adopted in 1913 and which includes the principle that we will “reward men and women in our organization through participation in what the business produces.” In 2005, we built on this heritage by adopting our “WINNING TOGETHER” Principles, which are set forth on the outside back cover of this proxy statement and which describe the core values of our Company.

Our Company’s business strategy is set forth in our Long Range Plan, which lays out our goals and initiatives in becoming the preferred shopping choice for Middle America. The four key strategies of the Long Range Plan consist of:

•	Developing an emotional connection with our customers that is strong and enduring;
•	Inspiring our customers with our merchandise and services;
•	Becoming the preferred choice for a retail career; and
•	Establishing JCPenney as the growth leader in the retail industry.

Although the Long Range Plan continues to be the foundation of our business strategy, in view of the difficult economic environment that developed in the second half of 2007 and has continued through 2009, we have modified our financial and business plans, as well as our expectations, in the near term. Our Bridge Plan is designed to enable the Company to effectively navigate through the current challenging retail environment, while working to improve both the Company’s competitive positioning and market share, until such time as the Company can get back on a growth trajectory. The objective of the Bridge Plan is to effectively balance support of key merchandise and marketing initiatives with the goal of maintaining a strong financial position.

Our business decisions, including the design and implementation of our compensation program, are driven by our Long Range Plan, our WINNING TOGETHER Principles and, during this severe economic downturn, our Bridge Plan.

Objectives.  As part of achieving the strategy of becoming the preferred choice for a retail career, we have established two key initiatives:

•	Retaining, attracting and developing the best people in retail; and
•	Building a WINNING TOGETHER culture by offering a meaningful, challenging and exciting place to work.

Accordingly, our compensation program is structured to retain, attract and develop the best people in retail, and to link compensation to performance, through the following objectives:

•	The level of compensation for each position should be competitive based on the skill, knowledge, effort, and responsibility needed to perform the job successfully;
•	A substantial portion of compensation should depend on our overall company financial performance; and
•	Individual results should be rewarded by recognizing individual performance.

How Do We Set Executive Compensation?

Role of Management and the Human Resources and Compensation Committee.  The Human Resources and Compensation Committee of the Board of Directors is responsible for establishing and implementing our executive compensation program. Each member of the Committee is independent under the listing standards of the NYSE.

The Committee determines compensation for each executive officer other than the CEO. The CEO’s compensation is determined by all of the independent directors of the Board.

Management makes recommendations to the Committee regarding the design and implementation of our executive compensation program. Management works with its outside executive compensation consultant (Mercer LLC) in making recommendations that are consistent with the Company’s philosophy and objectives. Mercer does not work for the Committee or the Board of Directors in any capacity.

As part of the Committee’s deliberations, the CEO makes compensation recommendations for the executive officers other than himself, including the other executives named in the Summary Compensation Table (named executive officers). The recommendations include the CEO’s evaluation of individual performance against previously set individual performance objectives for each of the named executive officers, other than himself. The Committee considers these recommendations in making its determinations.

In evaluating management’s recommendations, the Committee engages an independent consultant (James F. Reda & Associates, LLC) to assist in its deliberations and decision-making. The Committee has sole authority to retain and terminate its consultant and sole authority to approve the fees and other retention terms of the engagement. This independent consultant reports directly to the Committee and neither he nor his firm work for the Company’s management in any capacity.

Market Benchmarking.  We compete against a broad array of companies for executive talent. Accordingly, each year we benchmark the competitiveness of our various compensation programs against the compensation programs of selected peer companies.

For 2009, the following companies constituted the peer group for benchmarking purposes:

• Apple Inc.	• Kellogg Co.	• Nike, Inc.
• Best Buy Co., Inc.	• Kimberly-Clark Corp.	• PepsiCo, Inc.
• Colgate-Palmolive Co.	• Kohl’s Corp.	• Sears Holdings Corp.
• Costco Wholesale Corp.	• Kraft Foods Inc.	• Staples, Inc.
• CVS Corp.	• Limited Brands, Inc.	• Starbucks Corp.
• Disney (Walt) Co.	• Lowe’s Companies, Inc.	• Starwood Hotels & Resorts
• Gap, Inc. (The)	• Macy’s, Inc.	Worldwide, Inc.
• General Mills, Inc.	• Marriott International, Inc.	• Target Corp.
• Home Depot, Inc. (The)	• McDonald’s Corp.	• Walgreen Co.

These companies represent a combination of select retail and high brand value companies with median revenues of $24.2 billion and a median employee count of 146,000. In 2009, JCPenney’s revenues were $17.6 billion and at fiscal year-end, we had approximately 154,000 employees.

We seek to have target compensation be at or near the 50th percentile of compensation for the peer group. The Committee was provided market pay data obtained by Mercer for the peer group. In setting the compensation of each named executive officer, the Committee, with the assistance of James F. Reda, made its own determination as to the relevance of data for the peer group, considering (i) the transferability of managerial skills, (ii) the relevance of the named executive officer’s experience to other potential employers, and (iii) the readiness of the named executive officer to assume a different or more significant role within the Company.

As part of the annual review process, the Committee reviews the peer group being used and the companies in the peer group. For 2010, the Committee has decreased the size of the peer group for benchmarking purposes from 26 companies to 19. The companies constituting the 2010 peer group for benchmarking purposes are:

• Amazon.com, Inc.	• Lowe’s Companies, Inc.	• Staples, Inc.
• Best Buy Co., Inc.	• Macy’s, Inc.	• Target Corp.
• Gap, Inc.	• Marriott International, Inc.	• TJX Companies, Inc. (The)
• General Mills, Inc.	• Nike, Inc.	• Walt Disney Co.
• Kimberly-Clark Corp.	• Nordstrom, Inc.	• YUM! Brands, Inc.
• Kohl’s Corp.	• Pepsico, Inc.
• Limited Brands, Inc.	• Sears Holdings Corp.

Internal Pay Relationships.  Our compensation philosophy is centered on offering a competitive target compensation package to each of the named executive officers based on the market within which we compete for talent. The Committee, and with respect to the CEO, all of the independent directors, then adjust pay for each named executive officer based on individual performance. The differences in pay between the named executive officers relative to each other as well as the CEO are based on market differences for the particular job, job responsibilities and scope, and adjustments for individual performance rather than a pre-determined ratio or multiple.

Tax Deductibility.  Section 162(m) of the Internal Revenue Code (Code) places a limit of $1,000,000 on the amount of compensation that we may deduct in any given year with respect to the CEO and certain of our other most highly paid executive officers. There is an exception to the $1,000,000 limitation for performance-based compensation meeting certain requirements. Our stock option awards and performance-based restricted stock unit awards generally are performance-based compensation meeting those requirements and, as such, are typically fully deductible. Our annual base salary, cash incentive compensation, and time-based restricted stock units are generally subject to the Section 162(m) deduction limitations. To maintain flexibility in compensating executive officers in view of the overall objectives of our compensation program, the Human Resources and Compensation Committee has not adopted a policy requiring that all compensation be tax deductible.

Financial Restatement.  As noted above, one of the objectives of our compensation program is to make a substantial portion of compensation dependent on the Company’s overall financial performance. In the event of a financial restatement arising out of the willful actions, including without limitation fraud or intentional misconduct, or the gross negligence of any participant in the Company’s compensation plans or programs, including without limitation, cash bonus and stock incentive plans, welfare plans, or deferred compensation plans, it is the Board’s policy that the Human Resources and Compensation Committee shall have the authority to determine the appropriate action to take, which may include requiring relinquishment of previously awarded equity-based incentive compensation and/or repayment of previously paid cash compensation to a participant under such plans and programs.

Relationship of Executive Compensation to Risk.  In connection with fulfilling its responsibilities, the Human Resources and Compensation Committee considers whether the design of the Company’s executive compensation program encourages senior executives to engage in excessive risk-taking. The Committee reviews the overall program design, as well as the balance between short-term and long-term compensation, the metrics used to measure performance and the award opportunity under the Company’s incentive compensation program, and the implementation of other administrative features designed to mitigate risk such as vesting requirements, stock ownership guidelines, and a claw-back policy as described above. Based on its review, the Committee believes that the Company’s executive compensation program is aligned to the interests of stockholders, appropriately rewards pay for performance, and does not promote unnecessary and excessive risk.

What are the Principal Elements of our Compensation Program?

There are three principal components of our executive compensation program:

•	Base salary;
•	Annual cash incentive awards; and
•	Long-term incentive awards, currently delivered in the form of equity awards.

In keeping with the objectives of the compensation program, the majority of the compensation opportunity for our executive officers is based on performance. For 2009, at a target level of performance and payout, 76% of the CEO’s total direct compensation and, on average, 63% of the remaining named executive officers’ total direct compensation was at-risk. At a target level of performance, the plans are designed to reward executives with pay that is competitive with the 50th percentile of the market. The plans are leveraged in such a way that outstanding performance results in pay that is above the 50th percentile of the market and poor performance results in pay that is below the 50th percentile. We believe that the combination of annual cash incentive awards and long-term incentive awards strikes the appropriate balance between the near-term focus on Company sales, profitability, and individual performance and the long-term focus on stockholder value creation.

Base Salary.  We pay base salaries that are competitive based on market data for comparable positions at companies in our peer group. We review base salaries, which are benchmarked against median market data for the position, annually. Once base salary has been fixed, it does not change based on Company performance. Merit increases are intended to reward individual performance consistent with our WINNING TOGETHER Principle of paying for performance. They are also intended to ensure that the individual’s base salary remains competitive for the position and level of responsibility. None of the named executive officers received a base salary increase in 2009. The Summary Compensation Table presents the named executive officers’ actual salaries for 2009.

Annual Cash Incentive Awards.  Annual cash incentive compensation is determined and paid pursuant to our Management Incentive Compensation Program. This program provides named executive officers as well as other management Associates the opportunity to earn cash awards based on the achievement of specified Company and individual goals for the year. For the named executive officers, in 2009, the program provided that 50% of the award was based on individual performance, 25% was based on Company sales, and 25% was based on Company operating profit, in each case in relation to pre-established goals.

Each component of the award (sales, operating profit, and individual performance) has a separate payout opportunity. The funding pools for the sales and operating profit payouts are determined in accordance with the respective matrices for such components. The total funding pool for the individual component of the award is determined by the CEO for participants who are not executive officers. The Committee determines the funding pool for the individual component for executive officers and the independent directors of the Board determine the funding of the individual component for the CEO.

The program structure provides each participant with a “target incentive opportunity.” This target is a percentage of the individual’s base pay and is based on the range of competitive market data for the position. For 2009, the target incentive opportunities for the named executive officers ranged from 50% to 125% of base salary. For the named executive officers other than the CEO, the target incentive opportunity is set by the Human Resources and Compensation Committee based upon its evaluation of the recommendations of the CEO. The target incentive opportunity for the CEO is set by all of the independent directors of the Board.

Performance goals for each component of the award are established at the beginning of the fiscal year. At the end of the fiscal year, a payout factor is calculated for each component. In each case, the factor can range from 0 to 200% of the target incentive opportunity. The payout factor for the individual component is based on the individual’s performance measured against the participant’s annual performance objectives. Annual performance objectives for the named executive officers other than the CEO vary by individual and include the achievement of strategic, operational and financial goals relating to the individual’s function and responsibilities within the organization. There is no predetermined weighting for the various objectives considered by the Committee. The payout factors for the Company components are based on the Company’s actual results in relation to its goals for sales and operating profit that were set at the beginning of the year. For this purpose operating profit is defined as earnings from continuing operations before defined benefit pension expense, interest, income taxes, and real estate and other, net. The payout matrices for the sales and operating profit components are approved by the Committee, and with respect to the CEO, the independent directors of the Board.

The final payout is determined pursuant to the following calculation:

Total Payout = (50% × target incentive opportunity × Individual Payout Factor) + (25% × target incentive opportunity × Company Sales Payout Factor) + (25% × target incentive opportunity × Company Operating Profit Payout Factor).

Awards, if any, are paid within two and one half months following the end of the year in which they are earned.

Set forth below are the 2009 payout factors for the Company sales and operating profit components of the annual cash incentive award.

	Sales		Operating Profit
	Results Against Plan	Payout Percent	Results Against Plan	Payout Percent
Maximum	105.0%	200.0%	115.0%	200.0%	Maximum
	104.5%	190.0%	114.0%	193.3%
	104.0%	180.0%	113.0%	186.7%
	103.5%	170.0%	112.0%	180.0%
	103.0%	160.0%	111.0%	173.3%
	102.5%	150.0%	110.0%	166.7%
	102.0%	140.0%	109.0%	160.0%
	101.5%	130.0%	108.0%	153.3%
	101.0%	120.0%	107.0%	146.7%
	100.5%	110.0%	106.0%	140.0%
Target	100.0%	100.0%	105.0%	133.3%
	99.5%	90.0%	104.0%	126.7%
	99.0%	80.0%	103.0%	120.0%
	98.5%	70.0%	102.0%	113.3%
	98.0%	60.0%	101.0%	106.7%
	97.5%	50.0%	100.0%	100.0%	Target
	97.0%	40.0%	99.0%	93.3%
	96.5%	30.0%	98.0%	86.7%
	96.0%	20.0%	97.0%	80.0%
	95.5%	10.0%	96.0%	73.3%
Threshold	95.0%	0.0%	95.0%	66.7%
			94.0%	60.0%
			93.0%	53.3%
			92.0%	46.7%
			91.0%	40.0%
			90.0%	33.3%
			89.0%	26.7%
			88.0%	20.0%
			87.0%	13.3%
			86.0%	6.7%
			85.0%	0.0%	Threshold

Note: The payout percentage is interpolated for points in between those shown on the Sales Matrix.

For 2009, the Company Sales Payout Factor was 154% and the Company Operating Profit Payout Factor was 200%. These payout factors, which together determine half of the total annual cash incentive award, were determined on the basis of the Company exceeding its sales plan by 2.7% and exceeding its operating profit plan by 50.2%.

For 2009, the Company’s performance was:

Measure	Plan (in millions)	Actual (in millions)	% +/- Plan	Weighted Payout Factor
Sales	$17,101	$17,556	2.7	38.5%
Operating Profit	$643	$966	50.2	50.0%

The Individual Payout Factor, which determines the other half of the incentive award, was 200% for each of the current named executive officers based on their individual performance relative to their respective annual performance objectives.

The payouts for 2009 for each of the named executive officers are reflected in the Summary Compensation Table under the column “Non-Equity Incentive Plan Compensation.” The range of potential payouts for each of the named executive officers for 2009 is presented in the Grants of Plan-Based Awards table.

Long-Term Incentive Awards.  Long-term incentive awards are made under our 2009 Long-Term Incentive Plan and, prior to May 15, 2009, were made under our 2005 Equity Compensation Plan. Both plans provide equity-based awards to eligible Associates, including the named executive officers, other Company officers, and senior management Associates. Generally, whether an Associate receives an award and the size of the award are a function of the Associate’s position, performance, and potential.

The potential number of long-term incentive awards for each participant was based on a predefined target “equity dollar value” for the participant. The target equity dollar value for each named executive officer is determined by his or her position, taking into consideration competitive market data for comparable positions at companies in our peer group and the Company’s overall equity plan budget for the year.

Consistent with our objective of rewarding individual results, the equity dollar value that a participant receives at grant is based on the participant’s performance and future potential. In 2009, the equity dollar value at grant for each participant generally ranged from 0% to 150% of the target equity dollar value based on the participant’s individual performance for the previous year. The 2009 equity dollar values for each of the named executive officers were as follows: Mr. Ullman, $4,000,000; Mr. Cavanaugh, $725,000; Mr. Theilmann, $632,500; Mr. Nealon, $375,000; Ms. Dhillon, $400,000; and Mr. Hicks, $1,657,500. These equity dollar values were 50% less than the equity dollar values from 2008 in alignment with the Company’s equity plan budget for 2009.

For 2009, annual long-term incentive awards to Associates other than the CEO consisted of non-qualified stock options. Stock options are awarded with an exercise price equal to the closing price of JCPenney common stock on the date of grant. Accordingly, stock options have value to the recipient only if the market price of the common stock increases after the date of grant. The stock options generally vest annually over a three-year period provided that the participant remains continuously employed with the Company during that time. They generally expire ten years after the date of grant. The stock option awards are intended to align the executives’ interests with those of our stockholders.

Mr. Ullman received 60% of his 2009 annual grant in performance-based restricted stock units and 40% in non-qualified stock options. The independent directors made the 2009 annual grant to Mr. Ullman to align his interests with the long-term interests of stockholders and to reflect their strong desire to retain Mr. Ullman’s services in the future. The performance period for Mr. Ullman’s performance unit award is three years beginning March 16, 2009 and ending March 15, 2012. The performance measurement is the Company’s annualized total stockholder return over the performance period, with total stockholder return defined as the Company’s annual stockholder returns for the performance period, assuming reinvestment of dividends on the date paid (assumed to be the ex-dividend date). The annualized stockholder return will be calculated based on the closing price of the Company’s common stock on the last trading day immediately preceding the date of grant and the 60-day trailing average stock price of the Company’s common stock prior to the last day of the performance period. The minimum performance level required to achieve 100% payout of the award is 11.3% annualized total stockholder return. If the annualized total stockholder return is less than 11.3%, no portion of the performance unit award will be earned. The maximum payout is 100% of the performance units awarded. In the event that Mr. Ullman’s employment with the Company terminates during the performance period due to retirement, death or disability, he will receive a pro-rated portion of the payout at the end of the performance period, if any. The proration will be based on the ratio of (a) the number of calendar days from the date of grant to the effective date of termination to (b) the total number of calendar days in the vesting period.

For purposes of determining the number of stock options to be granted, we divided the equity dollar value, and in the case of the CEO, 40% of the equity dollar value, by the fair value of a stock option on the date of grant. Fair value is calculated pursuant to a binomial lattice model, which is the same model used for purposes of measuring compensation expense for stock options in the Company’s financial statements.

Additional Awards.  The Company may grant additional equity awards to recognize increased responsibilities or special contributions, to attract new hires, to retain Associates or to recognize certain other special circumstances.

In connection with joining the Company and relinquishment of certain benefits provided by her previous employer, on May 19, 2009, Ms. Dhillon received a new hire equity award of 14,530 restricted stock units. The restricted stock units vest 100% on the third anniversary of the date of grant provided Ms. Dhillon remains continuously employed with the Company during that time.

2010 Annual Grant.  For the 2010 plan year, the Human Resources and Compensation Committee restructured the long-term incentive award program to include performance-based restricted stock unit awards and time-based restricted stock unit awards in addition to stock options. On March 16, 2010, the Committee granted performance-based restricted stock unit awards covering 389,500 shares of common stock, time-based restricted stock unit awards covering 573,854 shares of common stock and non-qualified stock options covering 2,669,124 shares of common stock to 688 management Associates of the Company. The stock options have an option price of $30.72 per share (the closing price of the Company’s common stock on the date of grant).

For equity awards outstanding for each of the named executive officers as of the end of fiscal 2009, see the Outstanding Equity Awards at Fiscal Year-End table. Actual awards vesting, earned or exercised during the fiscal year are presented in the Option Exercises and Stock Vested table.

Equity Award Grant Policy.  The Human Resources and Compensation Committee has adopted a Policy Statement which sets forth its practices regarding the timing of, and approval process for, equity awards.

Grant	Grant Date
Annual Grant	Third full trading date after Committee approval.

Off-cycle grants other than to new hires	Third full trading date following public release of earnings for the fiscal quarter in which the award is approved.

Off-cycle grants for new hires	Third full trading date following the public release of earnings for the later of the fiscal quarter in which (1) the award is approved or (2) the Associate’s employment with the Company begins.

The Committee also adheres to the following approval policies in making equity awards to Associates:

•	Equity awards to the CEO must be approved by the independent directors of the Board.
•	Equity awards to executive officers other than the CEO, including new hires, must be approved by the Committee.
•	The aggregate annual grant of equity awards to Associates must be approved by the Committee.
•	The authority to approve equity awards to new hires who are not executive officers has been delegated by the Committee to the CEO.
•	The authority to approve off-cycle equity awards to Associates who are not executive officers has been delegated by the Committee to the CEO.

Stock Ownership Goals.  JCPenney strives to align pay with the long-term interests of stockholders. The Board of Directors has adopted formal stock ownership goals for senior executives of the Company. The stock ownership goals specify that, within a five-year period, executives should hold an amount of Company stock having a value of:

•	CEO: five times base salary;
•	President: three times base salary;
•	Executive Vice President: one times base salary;
•	Senior Vice President serving on the Executive Board (which is the Company’s senior management leadership team): one times base salary.

In addition to directly owned stock, shares held in Company qualified and non-qualified savings plans are included in calculating ownership levels. Unvested awards and unexercised stock options do not count toward the ownership goals. All of the named executive officers either have met, or are on track to meet, these goals.

How was the CEO’s Compensation Determined?

Mr. Ullman, the Company’s CEO, does not have an employment contract or an Executive Termination Pay Agreement (discussed in more detail under “Potential Payments and Benefits on Termination of Employment”). The independent directors of the Board review and evaluate the CEO’s performance in relation to the performance objectives set for him at the beginning of the year. The Committee, based on that evaluation as well as market data provided by the Committee’s consultant, then makes a recommendation to the other independent directors of the Board regarding the CEO’s compensation. All of the independent directors of the Board, including the members of the Committee, then make the final determination regarding the CEO’s compensation.

In evaluating Mr. Ullman’s 2009 performance, the independent directors of the Board considered the Company’s financial results within the context of the Bridge Plan as well as execution of the four key strategies of the Company’s Long Range Plan. Specifically, the directors focused on the following achievements for 2009:

•	Developing an emotional connection with our customers that is strong and enduring:

•

Building on the success of its CustomerFIRST initiative, the Company ended fiscal 2009 with a seven-point improvement in its overall satisfaction score with customers, as measured by the percentage of customers who strongly agreed that they were satisfied with their JCPenney shopping experience.

•	For the second straight year, the Company ranked #1 in customer service among department store retailers in the Annual National Retail Federation Foundation/American Express Customers’ Choice Survey.
•	The Company opened 17 new stores, including its first-ever store in Manhattan, which provided a positive “halo effect” for the JCPenney brand.

•	Inspiring our customers with our merchandise and services:

•

The Company successfully negotiated a long-term licensing agreement to be the exclusive department store retailer for all Liz Claiborne and Claiborne branded merchandise in the United States and Puerto Rico.

•

Continuing its focus on delivering newness and excitement in its merchandise assortments, the Company announced that it would be entering into an arrangement to be the exclusive department store retailer in the U.S. for MNG by Mango®, a leading “fast fashion” brand.

•	The Company added 64 Sephora inside JCPenney locations, bringing its total for this highly compelling concept to 155 locations at year-end.

•	Becoming the preferred choice for a retail career:

•	Associate engagement (the extent to which our Associates are enthusiastic and committed to their work as measured in our annual survey) continued to improve, up four points over 2008.
•

The Company provided a Special Recognition Bonus to over 100,000 hourly and non-management Associates in recognition of their meaningful contributions to our overall customer satisfaction scores, and ultimately, our profitability, in 2009.

•

To ensure that the Company continues to maximize the depth of talent within the organization, the Company refined its merchandising leadership structure, aligning the merchandising divisions under two seasoned JCPenney executives.

•	Establishing JCPenney as the growth leader in the retail industry:

•	The Company’s full year 2009 earnings per share from continuing operations was $1.07, significantly higher than expectations at the beginning of the year.
•	The Company’s full year gross margin rate improved by 200 basis points to 39.4% of sales, an historic peak for the Company.
•	The Company generated free cash flow of $806 million for 2009, an increase of $706 million over initial expectations.

As a result of their evaluation, the independent directors determined that Mr. Ullman’s 2009 annual cash incentive award should be $3,534,375 based on the Company’s sales and operating profit performance relative to its goals for the year, as well as Mr. Ullman’s outstanding performance relative to his individual annual performance objectives. Furthermore, for 2010, the independent directors considered their overall assessment and comparable data from a select group of peer companies and determined that for the coming year, Mr. Ullman’s base salary of $1,500,000 should remain unchanged and his performance-based target cash incentive opportunity should remain unchanged at 125% of his base salary. The directors also determined that Mr. Ullman’s long term incentive opportunity should be $8,000,000, delivered 60% in the form of performance-based restricted stock units, 20% in the form of time-based restricted stock units and 20% as stock options. The directors felt that this split, over half of which is in the form of performance-based equity, appropriately aligns Mr. Ullman’s interests with the long-term interests of the Company’s stockholders.

In making their determinations, the independent directors recognized Mr. Ullman’s successful execution of the Bridge Plan and the Long Range Plan in the face of an unprecedented and extremely challenging economic environment as well as his assumption of additional merchandising responsibilities following the departure of Mr. Hicks, the Company’s former President and Chief Merchandising Officer, in July 2009. In addition, the determinations of the independent directors reflected their strong desire to retain Mr. Ullman’s services in the future, as well as his willingness to continue to lead the Company as it emerges from this difficult economic environment.

What are our Other Compensation Program Elements?

In addition to the three principal components of our compensation program, we also offer the following to our executive officers:

•	Retirement benefits;
•	Health and welfare benefits, including medical and dental benefits, paid time off, and group term life insurance benefits;
•	Termination arrangements; and
•	Perquisites.

Retirement Benefits.  We provide certain retirement benefits to our Associates that are designed to help us attract and retain the best people in retail. As with the principal components of our compensation program, our retirement benefits are intended to provide an industry competitive level of benefits.

The principal retirement benefits that we currently offer to our Associates are our defined contribution 401(k) plan (Savings Plan) and, for Associates earning more than the IRS compensation limit for qualified plans, our non-qualified defined contribution plan (Mirror Savings Plan). Both the Savings Plan and Mirror Savings Plan offer eligible Associates the opportunity to defer a portion of their base salary and annual cash incentive compensation as a means for retirement.

We also maintain certain retirement plans which were created in prior periods in connection with the Company’s compensation philosophy and goals at the time. These legacy plans include a tax-qualified defined benefit Pension Plan (Pension Plan) and a nonqualified “excess” defined benefit plan (Benefit Restoration Plan or BRP), both of which were closed to new Associates effective January 1, 2007. The legacy plans also include a Supplemental Retirement Program (SRP), which has been closed to new Associates since January 1, 1996.

All of the named executive officers other than Ms. Dhillon participate in the Pension Plan and BRP. As of the date of this Proxy Statement, Messrs. Ullman, Cavanaugh, and Hicks are the only named executive officers who are vested in the Pension Plan and BRP. Mr. Cavanaugh is the only named executive officer eligible to participate in the SRP.

For Associates hired or rehired on or after January 1, 2007, the Savings Plan includes a non-contributory retirement account in which such participants receive a Company contribution in an amount equal to 2% of the participant’s annual pay after one year of service. This benefit is provided in lieu of the Pension Plan benefit that was closed to Associates hired or rehired on or after such date. The Mirror Savings Plan has a similar account with respect to compensation in excess of the IRS compensation limit for qualified plans. Participating Associates are fully vested in this Company contribution after three years. Ms. Dhillon is the only named executive officer eligible to participate in this retirement account provision of the Savings Plan and Mirror Savings Plan.

The Pension Plan, BRP and SRP are discussed in more detail in the narrative following the Pension Benefits table. The Mirror Savings Plan is discussed in more detail in the narrative following the Nonqualified Deferred Compensation table.

Health and Welfare Benefits.  Our executive officers are entitled to participate in active Associate health and welfare benefit plans, including paid time off, medical, dental, group term life insurance, long-term care insurance, and disability insurance, on the same terms and conditions as those made available to Associates generally. The Company also provides a retiree life insurance benefit in which retirees can enroll in group term life insurance at group rates. We provide these benefits as part of a competitive package of health and welfare benefits in an effort to attract and retain the best people in retail.

For eligible Associates hired before January 1, 2002, we also provide retiree medical and dental benefits. Under this program, the Company pays a portion of the premium for post-retirement medical coverage up to age 65. The Company does not pay any portion of the premium for post-retirement dental coverage. Mr. Cavanaugh is the only named executive officer eligible for retiree medical and dental benefits.

Termination Arrangements.  We do not have employment agreements with our executive officers; however, in order to attract and retain the best people in retail, we recognize the need to provide protection to our executives in the event of termination of employment without cause or following a change in control of the Company. Accordingly, we have put in place separate arrangements consisting of individual Executive Termination Pay Agreements and a Change in Control Plan to address termination situations not precipitated by the conduct of the executive officer.

The Executive Termination Pay Agreement provides severance benefits to the executive in exchange for the executive’s agreement to comply with certain covenants. The benefits payable under the Executive Termination Pay Agreement are not available if the executive receives the benefits under the Change in Control Plan. Mr. Ullman, the Company’s CEO, has elected not to enter into an Executive Termination Pay Agreement.

For executives serving on the Company’s Executive Board on or before October 2008, the Company maintains a Change in Control Plan that provides benefits if the executive’s employment is involuntarily terminated within two years following a change in control of the Company. The plan also entitles participants to receive a tax gross-up payment in respect of any excise taxes imposed on the benefits payable under the plan. The plan further provides that benefits under the plan may be reduced to keep benefit payments under the threshold that would trigger an excise tax and gross-up payment. All of the named executive officers other than Ms. Dhillon participate in this Change in Control Plan.

Participants in the Change in Control Plan are eligible for tax gross-up payments in the event a change in control occurs within five years from the date they began participating in the plan, subject to existing limitations and conditions. After five years of participation, participants will either receive their full benefit under the plan and pay the excise tax themselves or have their benefit reduced so that no excise tax will apply. The Human Resources and Compensation Committee believes that although such gross-ups are valuable, such payments have diminishing utility over time. The plan also allows any participant to waive his or her right to receive an excise tax gross-up payment under the plan. Mr. Ullman, the Company’s CEO, has elected not to receive any excise tax gross-up with respect to benefits payable to him under the Change in Control Plan.

In October 2008, the Board of Directors adopted a policy that the Company will not enter into future severance arrangements that provide for severance benefits in an amount exceeding 2.99 times the sum of base salary and target bonus (the severance benefits limitation) without obtaining stockholder approval. Pursuant to this policy, the Board approved the 2009 Change in Control Plan (2009 Change in Control Plan), which is applicable to Executive Board members appointed after October 2008. The 2009 Change in Control Plan is similar to the Change in Control Plan in all respects except that it does not provide for the payment of excise tax gross-ups and it limits benefits to the severance benefits limitation. Ms. Dhillon, who joined the Company in February 2009, participates in the 2009 Change in Control Plan.

Both the Change in Control Plan and the 2009 Change in Control Plan as well as the Executive Termination Pay Agreement are described in more detail in “Potential Payments and Benefits on Termination of Employment.”

Perquisites.  Other than those that we believe are necessary for security reasons or are related to unforeseeable circumstances, our perquisites focus on promoting physical well-being and providing limited financial counseling services. We provide these benefits to enable our executives to devote their energy and attention to the Company and fulfillment of our Long Range Plan.

For security purposes, the Board of Directors requires the CEO to participate in a Key Associate Protection Program (KAPP), which is intended to safeguard the CEO and members of his immediate family. The KAPP is a program approved by the Company’s Board of Directors as a result of recommendations contained in an independent, third-party security study.

In fiscal 2009, we provided the following benefits to our executives:

Home Security.  Under the KAPP, the CEO is required to have a home security system in any residence he maintains, monthly fees and associated expenses of which are paid by the Company. For total compensation purposes, we value these benefits based on the actual charges incurred by the Company for the services provided, which is reflected as compensation to the CEO in the Summary Compensation Table below.

Company-Leased Car.  The KAPP program also requires that, for security purposes, the CEO use a Company-leased car for business reasons and commuting to and from the office, as well as non-Company business use. With respect to the CEO’s personal and commuting use of the Company car and driver in 2009, the cost of the car lease and fuel were imputed as income and grossed up for tax purposes. As a result of the recommendations contained in the independent, third-party security study, the cost of the drivers was not charged as income for tax purposes. Effective December 8, 2009, the Company ceased providing a tax gross-up on income imputed for personal use of the Company car.

For purposes of determining the aggregate incremental cost to the Company of the personal use of the Company-leased vehicle, we first calculate the personal mileage attributable to the CEO’s use as a percentage of the vehicle’s overall annual mileage. This percentage is then applied to the annual lease costs of the vehicle and the annual fuel costs of operating the vehicle. The resulting amount, together with the income tax gross-up, is reflected as compensation to the CEO in the Summary Compensation Table below.

Company Aircraft.  In addition, as part of KAPP, the CEO is required to use Company aircraft for all business and personal travel. Moreover, the CEO has a physical condition that significantly limits his mobility. As a result, use of Company aircraft for business and personal travel increases his effectiveness and flexibility in performing his duties. Effective April 28, 2009, the Company ceased providing a tax gross-up to its executive officers, including the CEO, on income imputed for personal use of Company aircraft.

The Company does not generally make Company aircraft available for non-Company business use by Company Associates, other than to the CEO as required by the KAPP program. However, infrequently, Company aircraft may be used personally by other Company Associates with the approval of the CEO. For example, Company Associates may use the Company aircraft in the event of a family emergency, to accelerate an executive’s return from a personal trip to address a business need, or in other appropriate circumstances approved by the CEO.

For total compensation purposes, we calculate the aggregate incremental cost to the Company of personal use of the Company aircraft by determining the incremental nautical miles flown, including any “deadhead” legs, and multiplying that number by the cost to the Company per nautical mile. A nautical mile is a unit of length used for maritime and aviation purposes. The cost per nautical mile is based on published industry data for each of the airplanes owned and operated by the Company.

The cost per nautical mile excludes fixed costs which do not change based on usage, such as pilots’ or other employees’ salaries, purchase costs of the aircraft, or non-trip-related hangar expenses. It is derived from the aircraft’s variable operating costs, which include:

•	Aircraft fuel expenses;
•	Supplies and catering;
•	Crew travel expenses;
•	Landing and parking expenses; and
•	Aircraft maintenance and external labor.

Annual Health Exam and Financial Counseling.  In 2009, the named executive officers were eligible to receive the following perquisites:

•

A taxable allowance of up to $13,930 for a newly eligible participant or up to $9,645 for an existing participant, for financial counseling services, which may include tax preparation and estate planning services (the Company may also reimburse travel and other related out of pocket expenses relating to such services); and

•	An allowance of up to $3,000 for an annual health exam.

The Company does not provide a tax gross-up on either of these benefits. We value these benefits based on the actual charges incurred by the Company for the services provided, which is reflected as compensation in the Summary Compensation Table below.

REPORT OF THE HUMAN RESOURCES AND COMPENSATION COMMITTEE

The Human Resources and Compensation Committee of the Board of Directors assists the Board in discharging the Board’s responsibilities relating to compensation of the Company’s executives, reviews plans and proposals on management succession and major organizational or structural changes, and oversees the administration, financial and investment performance and operation of the Company’s retirement and welfare plans. Each member of the Committee is considered independent for purposes of applicable NYSE listing standards as well as the Standards for Determination of Director Independence. You can learn more about the Committee’s purpose, responsibilities, composition, and other details by reading the Human Resources and Compensation Committee’s charter, which is available online at www.jcpenney.net.

The Human Resources and Compensation Committee has reviewed the Compensation Discussion and Analysis and discussed the same with management. Based on our review and discussions with management, we recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for 2009 and the Company’s 2010 Proxy Statement. This report is submitted by the following independent directors, who comprise the Human Resources and Compensation Committee:

Burl Osborne, Chair	Maxine K. Clark
Colleen C. Barrett	Geraldine B. Laybourne
M. Anthony Burns	R. Gerald Turner

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	Change in Pension Value and Non-qualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)		Total ($)
Myron E. Ullman, III	2009	1,500,000	0		1,280,757	1,599,997	3,534,375	491,050	382,865	(4)	8,789,044
Chairman and Chief Executive Officer	2008	1,500,000	0		7,458,506	4,000,003	1,406,250	331,296	537,262		15,233,317
	2007	1,500,000	0		3,999,968	3,999,993	0	587,422	601,986		10,689,369

Robert B. Cavanaugh	2009	700,000	0		0	725,000	989,625	1,582,915	19,130	(5)	4,016,670
Executive Vice President and Chief Financial Officer	2008	697,500	0		725,030	1,346,246	230,000	313,160	38,472		3,350,408
	2007	685,000	0		675,022	674,999	0	507,109	16,657		2,558,787

Michael T. Theilmann	2009	600,000	0		0	632,499	848,250	61,944	54,257	(6)	2,196,950
Executive Vice President, Chief Human Resources and Administration Officer	2008	587,500	0		632,502	2,195,506	337,500	29,419	24,032		3,806,459
	2007	542,500	0		1,299,960	550,004	0	37,224	31,837		2,461,525

Thomas M. Nealon	2009	525,000	0		0	375,002	494,813	42,091	17,026	(7)	1,453,932
Executive Vice President and Chief Information Officer	2008	518,750	0		874,961	1,937,994	220,000	21,898	43,744		3,617,347

Janet L. Dhillon	2009	468,750	175,000	(8)	400,011	400,001	442,846	0	355,237	(9)	2,241,845
Executive Vice President, General Counsel and Secretary

Ken C. Hicks*	2009	388,636	0		0	1,657,500	0	140,430	16,070	(10)	2,202,636
Former President and Chief Merchandising Officer	2008	885,000	0		1,657,474	5,174,256	675,000	190,299	21,530		8,603,559
	2007	830,000	0		2,999,956	1,500,005	0	85,419	44,951		5,460,331

*	Mr. Hicks’ employment with the Company ended on July 6, 2009.

(1)	See Note 14 to the Consolidated Financial Statements of J. C. Penney Company, Inc. and subsidiaries, as included in the Company’s Annual Report on Form 10-K for the fiscal year ended January 30, 2010, for a discussion of the assumptions underlying the valuation of stock options. The value of stock awards is based on the market price of JCPenney common stock on the date of grant.

(2)	The amounts shown in this column reflect payments made under the Company’s Management Incentive Compensation Program.

(3)	The amounts shown in this column for 2009 reflect the aggregate change in the actuarial present value from January 31, 2009 to January 31, 2010 (the pension plan measurement date used for financial statement purposes) of the named executive officer’s accumulated benefit under all defined benefit plans in which he or she participates. The Company does not provide above-market or preferential earnings on nonqualified deferred compensation.

(4)	The amount shown in this column for Mr. Ullman includes Company contributions or allocations to Mr. Ullman’s account in the Savings Plan for fiscal 2009 of $5,475. In addition, the amount shown reflects Company matching charitable contributions in the amount of $10,000 on behalf of Mr. Ullman under the Directors’ Matching Fund, which is discussed under “Director Compensation for Fiscal 2009.” It also includes $30,241 for amounts paid by the Company in respect of taxes imputed to Mr. Ullman for personal use of corporate aircraft prior to April 28, 2009 and ground transportation. The amount shown further includes the value of the following perquisites received by Mr. Ullman: personal use of corporate aircraft, $319,179; ground transportation, $5,090; home security systems, $3,234; and financial counseling, $9,646. For a discussion of the valuation of perquisites, see “Compensation Discussion and Analysis.”

(5)	The amount shown in this column for Mr. Cavanaugh includes Company contributions or allocations to Mr. Cavanaugh’s account in the Savings Plan for fiscal 2009 of $9,450. The amount shown also includes $9,680 for financial counseling services received by Mr. Cavanaugh.

(6)	The amount shown in this column for Mr. Theilmann includes Company contributions or allocations to Mr. Theilmann’s accounts in the Savings Plan and Mirror Savings Plan for fiscal 2009 of $7,350 and $36,098, respectively. It also includes $9,645 for financial counseling services and $1,164 for annual health exam services received by Mr. Theilmann.

(7)	The amount shown in this column for Mr. Nealon includes Company contributions or allocations to Mr. Nealon’s account in the Savings Plan for fiscal 2009 of $7,350. It also includes $9,676 for financial counseling services received by Mr. Nealon.

(8)	In connection with her employment with the Company and relinquishment of certain benefits provided by her previous employer, Ms. Dhillon received a one-time cash payment of $175,000.

(9)	The amount shown in this column for Ms. Dhillon includes Company contributions or allocations to Ms. Dhillon’s account in the Savings Plan for fiscal 2009 of $3,600. The amount shown also includes $343,246 for relocation benefits in connection with her employment with the Company, $2,651 for annual health exam services, and $5,740 for financial counseling services received by Ms. Dhillon.

(10)	The amount shown in this column for Mr. Hicks includes Company contributions or allocations to Mr. Hicks’ accounts in the Savings Plan and Mirror Savings Plan for fiscal 2009 of $4,500 and $6,750, respectively. It also includes $4,820 for financial counseling services received by Mr. Hicks.

The following table sets forth for each of the named executive officers the percentage of total compensation attributable to cash compensation (base salary, bonus, and annual cash incentive compensation) for fiscal 2009.

Name	% of Total Compensation Attributable to Cash Compensation for 2009
Myron E. Ullman, III	57%
Robert B. Cavanaugh	42%
Michael T. Theilmann	66%
Thomas M. Nealon	70%
Janet L. Dhillon	48%
Ken C. Hicks	18%

GRANTS OF PLAN-BASED AWARDS FOR FISCAL 2009

	Grant Date(1)	Date of Committee Approval	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards(3)			All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)(4)	Exercise or Base Price of Option Awards ($/share)	Grant Date Fair Value of Stock and Option Awards ($)(5)
Name			Thres- hold ($)	Target ($)	Maximum ($)	Thres- hold (#)	Target (#)	Maximum (#)
Myron E. Ullman, III	3/16/09	3/11/09					149,161						1,280,757
	3/16/09	3/11/09									255,183	16.09	1,599,997
	N/A		0	1,875,000	3,750,000

Robert B. Cavanaugh	3/16/09	3/11/09									115,630	16.09	725,000
	N/A		0	525,000	1,050,000

Michael T. Theilmann	3/16/09	3/11/09									100,877	16.09	632,499
	N/A		0	450,000	900,000

Thomas M. Nealon	3/16/09	3/11/09									59,809	16.09	375,002
	N/A		0	262,500	525,000

Janet L. Dhillon	3/16/09	3/11/09									63,796	16.09	400,001
	N/A		0	250,000	500,000
	5/19/09	2/24/09							14,530	(6)			400,011

Ken C. Hicks	3/16/09	3/11/09									264,354	16.09	1,657,500
	N/A		0	900,000	1,800,000

(1)	The Human Resources and Compensation Committee of the Board has adopted a policy that the grant date for annual grants of equity awards to Associates shall be the third full trading date following approval of the grant by the Committee. The grant date for new hire equity awards is the third full trading date following the public release of earnings for the later of the fiscal quarter in which (1) the award is approved or (2) the Associate’s employment with the Company begins.

(2)	Grants of awards under the Company’s Management Incentive Compensation Program.

(3)	Grant of award under the Company’s 2005 Equity Compensation Plan. Payout represents the number of performance-based restricted stock units to be received upon satisfaction of the specified performance target.

(4)	Grants of stock options under the Company’s 2005 Equity Compensation Plan.

(5)	The grant date value is calculated in accordance with applicable FASB guidance.

(6)	Grant of award under the Company’s 2009 Long-Term Incentive Plan.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2009

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Myron E. Ullman, III
2004					87,537	(2)	2,173,544
2006	187,735		60.50	3/21/16
2007	134,340	67,171	78.50	3/13/17
2008	95,923	191,847	39.78	3/11/18	35,247		875,183	300,000	7,449,000
2009		255,183	16.09	3/15/19				149,161	3,703,668

Robert B. Cavanaugh
2004	75,000		31.06	2/28/14
2005	75,000		44.69	2/27/15
2006	35,982		60.50	3/21/16
2007	22,670	11,335	78.50	3/13/17
2008	17,386	34,772	39.78	3/11/18	6,389		158,639
2008	16,666	33,334	30.88	7/23/18
2008		25,000	14.38	11/19/18
2009		115,630	16.09	3/15/19

Michael T. Theilmann
2005	70,000		50.28	5/31/15	19,481	(3)	483,713
2006	31,289		60.50	3/21/16
2007	18,472	9,236	78.50	3/13/17	10,182		252,819
2008	15,168	30,336	39.78	3/11/18	5,573		138,378
2008	33,333	66,667	30.88	7/23/18
2008		100,000	14.38	11/19/18
2009		100,877	16.09	3/15/19

Thomas M. Nealon
2007	10,915	5,458	78.50	3/13/17
2008	8,992	17,986	39.78	3/11/18	3,304		82,038
2008	33,333	66,667	30.88	7/23/18	13,217		328,178
2008		100,000	14.38	11/19/18
2009		59,809	16.09	3/15/19

Janet L. Dhillon
2009		63,796	16.09	3/15/19	14,710	(4)	365,249

Ken C. Hicks
N/A

(1)	Based on the closing market price of JCPenney common stock on January 29, 2010, which was $24.83.

(2)	Represents award of 80,299 restricted stock units granted to Mr. Ullman on December 1, 2004, which is fully vested but is not payable until six months after termination of employment. Also includes additional restricted stock units attributable to dividend equivalents paid on this award.

(3)	On June 1, 2005, Mr. Theilmann received 17,971 restricted stock units which will vest 50% on June 1, 2015, 25% on June 1, 2020, and 25% on June 1, 2025. The number of units shown includes dividend equivalents paid on this award.

(4)	On May 19, 2009, in connection with her employment with the Company and relinquishment of certain benefits provided by her previous employer, Ms. Dhillon received 14,530 restricted stock units which will vest on May 19, 2012. The number of units shown includes dividend equivalents paid on this award.

OPTION EXERCISES AND STOCK VESTED FOR FISCAL 2009

	Option Awards				Stock Awards
Name	Number of Shares Acquired on Exercise (#)		Value Realized on Exercise ($)		Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)
Myron E. Ullman, III	0		0		32,119	(1)	925,348	(2)
					34,576	(3)	596,436	(4)
					17,295	(5)	286,924	(6)

Robert B. Cavanaugh	0		0		6,627	(3)	114,316	(4)
					3,134	(5)	51,993	(6)

Michael T. Theilmann	0		0		5,763	(3)	99,412	(4)
					2,734	(5)	45,357	(6)

Thomas M. Nealon	0		0		1,621	(5)	26,892	(6)
					7,779	(7)	256,474	(8)

Janet L. Dhillon	0		0		0		0

Ken C. Hicks	60,000	(9)	58,800	(9)	8,068	(3)	139,173	(4)
					7,166	(5)	118,884	(6)

(1)	Represents portion of restricted stock award granted to Mr. Ullman on December 1, 2004, which was his first date of employment, that vested on December 1, 2009.

(2)	Based on the closing market price of JCPenney common stock on December 1, 2009, which was $28.81.

(3)	Represents portion of 2006 performance-based restricted stock unit award that vested on March 22, 2009.

(4)	Based on the closing market price of JCPenney common stock on March 22, 2009, which was $17.25.

(5)	Represents portion of 2008 time-based restricted stock unit award that vested on March 12, 2009.

(6)	Based on the closing market price of JCPenney common stock on March 12, 2009, which was $16.59.

(7)	Represents portion of restricted stock unit award granted to Mr. Nealon on October 2, 2006 in connection with his employment, plus accumulated dividend equivalents, that vested on October 2, 2009.

(8)	Based on the closing price of JCPenney common stock on October 2, 2009, which was $32.97.

(9)	Mr. Hicks exercised vested stock options subsequent to his departure from the Company.

PENSION BENEFITS

Name	Plan Name	Number of Years Credited Service (#)(1)	Present Value of Accumulated Benefit ($)(2)(3)	Payments During Last Fiscal Year ($)
Myron E. Ullman, III	Pension Plan	4.0833	103,627	0
	Benefit Restoration Plan	4.0833	1,461,596	0

Robert B. Cavanaugh	Pension Plan	30.8333	587,248	0
	Benefit Restoration Plan	30.8333	2,862,223	0
	Supplemental Retirement Program	30.8333	3,241,946	0

Michael T. Theilmann	Pension Plan	3.5833	31,792	0
	Benefit Restoration Plan	3.5833	99,954	0

Thomas M. Nealon	Pension Plan	2.0833	22,817	0
	Benefit Restoration Plan	2.0833	41,172	0

Janet L. Dhillon	N/A

Ken C. Hicks	Pension Plan	5.8330	83,093	2,708
	Benefit Restoration Plan	5.8330	561,354	0

(1)	The number of years of credited service shown in the table is used to calculate the present value of the accumulated benefit.

(2)	The lump sum present value of the accumulated benefit was computed based on the January 31, 2010 measurement date used in the Company’s financial statements for the fiscal year ended January 30, 2010. The assumptions used in calculating the accumulated benefit obligation are also derived from these financial statements and are incorporated herein by reference. All amounts included in the table are projected amounts based on the earliest date that the named executive officer could receive an unreduced benefit from the applicable plan. Amounts are calculated based on actual service and compensation as of the January 31, 2010 measurement date. Amounts for the BRP and SRP are based on the present value of the five year annual installment option. Amounts for the Pension Plan are based on the present value of the annuity options available under the plan.

(3)	As of the date of this Proxy Statement, Mr. Ullman, Mr. Cavanaugh, and Mr. Hicks are the only named executive officers who are vested in the Pension Plan and BRP. Mr. Theilmann and Mr. Nealon participate in both the Pension Plan and BRP, however, they have not yet vested in their respective benefits under these plans.

Pension Plan.  The Pension Plan is a tax qualified defined benefit plan intended to provide retirement income to all eligible Associates. To be eligible to participate in the Pension Plan, an Associate must:

•	have been hired or rehired before January 1, 2007,
•	be employed at least one year,
•	have 1,000 hours of service, and
•	be at least age 21.

To be vested in a Pension Plan benefit, a participant must be employed for at least five years or attain age 65.

The normal retirement age under the Pension Plan is age 65. The normal retirement benefit formula in the Pension Plan is equal to:

•

the average of the participant’s highest five consecutive full calendar years of pay (including salary and incentive compensation actually paid during that year), out of the last ten years of service (average final pay) times 0.75%, plus

•

0.50% of the participant’s average final pay that exceeds the average of the Social Security taxable wage bases in effect for each calendar year during the 35 year period ending on December 31 of the year an Associate reaches the Social Security retirement age, multiplied by

•	The participant’s years of credited service up to 35 years.

Once a participant has at least 25 years of credited service, he or she is eligible for an additional Pension Plan retirement benefit. This additional benefit is equal to 0.25% of his or her average final pay times his or her years of credited service exceeding 25 years, up to a maximum of 10 years.

The above formula computes a benefit intended to be payable for the participant’s life. The primary form of benefit for a single participant is a single life annuity and for a married participant is a 50% qualified joint and survivor annuity. Other annuity benefit payment options are also available. A single life annuity provides a greater annual benefit amount paid over a shorter period of time than a 50% qualified joint and survivor annuity. All benefit payment option forms are actuarially equivalent. The Pension Plan does not provide a lump sum payment unless the monthly benefit amount from the Pension Plan is $100 or less.

Mr. Cavanaugh is the only named executive officer eligible for an early retirement benefit under the Pension Plan since he has attained age 55 and has at least 15 years of service. The Pension Plan early retirement benefit is the normal retirement benefit computed above reduced by:

•	0.3333% for each month between the ages of 65 and 60; and
•	0.4176% for each month between the ages of 60 and 55,

that the participant begins to receive the early retirement benefit.

Benefit Restoration Plan.  The BRP is a non-qualified excess defined benefit plan that provides retirement income to eligible Associates whose Pension Plan benefit is limited by Code limits on compensation ($245,000 for 2009) or maximum annual benefits ($195,000 for 2009). For 2010, these limits did not change.

The BRP uses the same eligibility, years of credited service, vesting, formula, early retirement reductions and retirement age criteria found in the Pension Plan, but without considering the Code imposed limits on a benefit payable under the Pension Plan. The excess benefit over the Code imposed limits in the Pension Plan is paid from the BRP.

The formula computes an age 65 benefit with payments beginning, for the named executive officers, six months after separation from service. The only form of benefit under the BRP is a five year annual installment option, which is not available under the Pension Plan. The five year installment option produces a higher annual payment than a single life annuity or a qualified joint and survivor annuity, but is actuarially equivalent to such payment forms.

If employment terminates for cause, all BRP benefits are forfeited.

Supplemental Retirement Program.  For eligible Associates hired on or before December 31, 1995, we maintain an additional non-qualified benefit plan through the Supplemental Retirement Program for Management Profit-Sharing Associates. The SRP was designed to allow eligible management Associates to retire at age 60 with retirement income comparable to the age 65 benefit provided under the Pension Plan and BRP. At the time of the SRP’s adoption, management Associates typically retired at age 60. The SRP was closed to new entrants on December 31, 1995. Mr. Cavanaugh is the only named executive officer eligible for the SRP.

The normal retirement age under the SRP is 60. The SRP calculates the participant’s annual retirement income target amount as a percentage of the participant’s average final earnings. Average final earnings is the average of the Associate’s three full or partial years of highest earnings (including salary and incentive compensation earned for such year but paid in the following year), taking into account the year of retirement and the previous nine full calendar years of service. The retirement income target is then offset by:

•	Pension Plan benefits,
•	BRP benefits,
•	One-half of the participant’s estimated age 62 Social Security benefit, and
•	An annuity based on the market value of the participant’s Savings Plan and Mirror Savings Plan matching contribution accounts.

After age 60, the SRP benefit decreases as the Associate approaches age 65. The SRP also provides an age 62 Social Security make-up benefit for Associates that retire at or after age 60 but before age 62. If a participant retires at or after age 60 the participant will receive the higher of the benefit amount computed based on the formula for calculating SRP retirement income, or the reduction in the Pension Plan and BRP benefit amounts caused by retirement between age 60 and age 65 under those plans. The SRP also provides an early retirement benefit for Associates between ages 55 and 60 with at least 15 years of service. Mr. Cavanaugh is currently eligible for this benefit.

The SRP formula computes a benefit with payments beginning, for the named executive officers, six months after separation from service. The only form of benefit under the SRP is a five year annual installment option. In addition, if a participant is receiving benefits at the time incentive compensation is paid with respect to the year of retirement, he or she will be entitled to receive a lump sum payment representing the additional benefit due, if any.

The SRP also provides a temporary term life insurance benefit for a participant who retires on or after age 60. Generally, the life insurance coverage amount equals the amount of Company-paid life insurance coverage provided to the participant at the time of retirement. JCPenney pays the premium for this policy.

If employment terminates for cause, all SRP benefits are forfeited.

NONQUALIFIED DEFERRED COMPENSATION FOR FISCAL 2009

Name	Executive Contributions in last FY ($)(1)	Registrant Contributions in last FY ($)	Aggregate Earnings in last FY ($)(2)	Aggregate Balance at last FYE ($)(3)
Myron E. Ullman, III	0	0	48,618	142,661
Robert B. Cavanaugh	0	0	13,991	134,321
Michael T. Theilmann	27,000	13,500	12,269	75,767
Thomas M. Nealon	0	0	981	3,902
Janet L. Dhillon	21,425	0	(584)	20,841
Ken C. Hicks	13,500	6,750	121,529	496,323

(1)	The amounts shown are included in the salary and incentive compensation numbers shown in the Summary Compensation Table.

(2)	These amounts are not included in the Summary Compensation Table since they do not constitute above market interest or preferential earnings.

(3)	The balance reported includes named executive officer contributions to the Mirror Savings Plan; these amounts were included in the Summary Compensation Table as salary and incentive compensation in the fiscal year earned. Registrant contributions to the Mirror Savings Plan for 2009 were included in the All Other Compensation column of the Summary Compensation Table.

Mirror Savings Plan.  The Mirror Savings Plan is a non-qualified defined contribution plan which provides Associates earning more than the Code compensation limit for qualified savings plans (such as the Savings Plan) the opportunity to defer a portion of their base salary and incentive compensation exceeding the compensation limit as a means of saving for retirement. Accordingly, Associates, including named executive officers, earning more than the compensation limit may defer up to 14% of their salary and annual incentive compensation below the Code compensation limit ($245,000 for 2009 and 2010) and up to 75% of their compensation above the Code compensation limit through the Mirror Savings Plan.

For 2009, the Company match was $0.50 per dollar deferred up to a maximum of 6% of deferrals on compensation over $245,000. This matching contribution was credited each pay period. The Company may make additional discretionary matching contributions.

For Company contributions made for Plan Years prior to 2007, participants vest in the JCPenney matching contribution and related investment earnings at a rate of 20% per year of service. For Company contributions made for Plan Years 2007 and after, participants become 100% vested in the match after three years of service.

Generally, all unvested Company matching contributions are forfeited when the participant terminates employment. The Mirror Savings Plan provides that all matching contributions are immediately vested and non-forfeitable if a participant terminates employment due to:

•	Retirement at age 65,
•	Qualifying for permanent and total disability while working for the Company,
•	The work unit or type of work the Associate was doing being discontinued (as determined by the Company), or
•	Death.

Deferrals and Company matching contributions are credited to the participant’s Mirror Savings Plan account and invested according to the participant’s investment elections. Earnings on the balance in the participant’s Mirror Savings Plan accounts are based on hypothetical investments in the same funds offered under the Savings Plan.

During the last fiscal year one or more of the named executive officers participating in the Mirror Savings Plan elected to invest their Mirror Savings Plan account balances in the following funds:

Fund	Rate of Return
VFTC Retirement Income II	17.2%
VFTC Target Retirement 2005	20.0%
VFTC Target Retirement 2010	24.1%
VFTC Target Retirement 2015	26.7%
VFTC Target Retirement 2020	28.7%
VFTC Target Retirement 2025	30.9%
VFTC Target Retirement 2030	33.2%
VFTC Target Retirement 2035	34.8%
VFTC Target Retirement 2040	34.9%
VFTC Target Retirement 2045	34.9%
VFTC Target Retirement 2050	35.0%
S&P 500 Index Fund	33.0%
Russell 1000 Growth Fund	37.3%
Russell 1000 Value Fund	31.4%
Russell 2000 Fund	37.7%
EAFE Fund	41.0%
Intermediate Bond Fund	7.1%
Interest Income Fund	4.1%
Penney Common Stock Fund	51.7%

Participants can change their investment elections daily.

Generally, a Mirror Savings Plan participant can only receive a distribution following an unforeseen emergency event (as defined under the Code), a change in control, or termination of employment. The only form of payment under the Mirror Savings Plan is a five year annual installment option. No withdrawals or distributions were taken during the year by any of the named executive officers.

POTENTIAL PAYMENTS AND BENEFITS ON TERMINATION OF EMPLOYMENT

Under our compensation program, described above in “Compensation Discussion and Analysis,” payments and the provision of benefits can be triggered by the termination of an Associate’s employment. These payments and benefits may vary depending on the reason for termination. The reasons for termination that may trigger different payments and benefits may be classified as follows:

•	Voluntary Resignation;
•	Retirement;
•	Death;
•	Permanent Disability;
•	Involuntary Termination without Cause; or
•	Termination for Cause

The characterization of the termination event and the payments and benefits triggered by termination may also vary depending on whether or not the termination follows a change in control of the Company.

Termination without a Change in Control

In an effort to retain and attract the best people in retail consistent with our Long Range Plan, the Company offers each of its Executive Board members the right to enter into an Executive Termination Pay Agreement (Termination Pay Agreement) with the Company. The CEO has elected not to enter into a Termination Pay Agreement. The form of the agreement was reviewed by the Human Resources and Compensation Committee and its independent consultant prior to being recommended to the Board for its approval. The Termination Pay Agreement is intended to provide the executive with severance benefits in exchange for the executive’s agreement to comply with certain covenants. The benefits payable under these agreements are not available if the executive receives the benefits under the Change in Control Plan or the 2009 Change in Control Plan, which are described later in this section.

The primary purpose of the Termination Pay Agreement is to provide for severance benefits in the event of involuntary termination of the executive’s employment without cause. For purposes of the agreement, cause includes:

•	An intentional act of fraud, embezzlement, theft, or other material violation of law;
•	Intentional damage to the Company’s assets;
•	Intentional disclosure of confidential information in violation of the Company’s policies;
•	Material breach of the executive’s obligations under the agreement;
•	Breach of the executive’s duty of loyalty to the Company;
•	Failure of the executive to substantially perform the duties of his or her job (other than as a result of physical or mental incapacity); or
•	Intentional breach of Company policies or willful misconduct by the executive that is in either case materially injurious to the Company.

Under the Termination Pay Agreements, if an executive is involuntarily terminated without cause, he or she will receive a lump sum payment for services rendered through the termination date, including accrued base salary and pay in respect of earned but unused paid time off.

Conditioned on execution of a release and expiration of the revocation period under the release, but no later than two and one-half months after the year of termination, the executive will also receive:

•

A lump sum cash payment equal to annualized base salary plus target annual cash incentive compensation (at 100% of the target incentive opportunity in effect at the time of termination) with respect to a period of (a) 18 months following termination if the executive is an Executive Vice President or higher of the Company, or (b) 12 months following termination if the executive is a Senior Vice President;
•

A lump sum cash payment equal to the prorated annual cash incentive compensation for the year of termination at 100% of the executive’s target incentive compensation opportunity at the time of termination, less any amount contributed to the Mirror Savings Plan;

•	A lump sum payment in respect of additional paid time off, if any, under the Company’s paid time off policies;
•

A lump sum payment representing the Company-paid portion of the premium toward medical, dental and life insurance coverages for the applicable severance period (18 months for Executive Vice Presidents and 12 months for Senior Vice Presidents), grossed-up for federal income taxes;

•	A lump sum payment of $25,000 toward outplacement and financial counseling services; and
•	Immediate vesting of all long-term incentive stock awards and stock options.

In addition to providing severance payments in the event of an involuntary termination without cause, the Termination Pay Agreement also includes certain limited benefits in the event of death or termination due to permanent disability. In such case, the executive will receive a lump sum cash payment as soon as practicable after termination equal to prorated annual incentive compensation for service during the year at 100% of the executive’s target incentive compensation opportunity, less any amount contributed to the Mirror Savings Plan. These benefits were included in the form of Termination Pay Agreement to replace similar benefits received by certain Company executives under employment contracts which have been phased out as they have expired or been terminated.

By entering into a Termination Pay Agreement, the executive agrees to the following restrictive covenants:

•	Obligation not to disclose confidential or proprietary information of the Company, which continues indefinitely following termination of employment;
•

Obligation to refrain from activities designed to influence or persuade any person not to do business or to reduce its business with the Company, which continues for the applicable severance period following termination of employment;

•

Obligation to refrain from attempting to influence or persuade any of the Company’s employees to leave their employment with the Company and to refrain from directly or indirectly soliciting or hiring employees of the Company, which continues for the applicable severance period following termination of employment; and

•	Obligation not to undertake work for a competing business, which continues for the applicable severance period following termination of employment.

The noncompetition covenant may be waived by the executive; however, he or she must then forego any severance benefits available under the Termination Pay Agreement. In the event the executive breaches any of the covenants listed above, the Company will not be obligated to make any further payments under the agreement and may seek to recover damages from the executive.

Messrs. Cavanaugh, Theilmann, and Nealon and Ms. Dhillon have Termination Pay Agreements.

In order to describe the payments and benefits that are triggered for each termination event for each of the Company’s named executive officers other than Mr. Hicks, we have created a table for each named executive officer estimating the payments and benefits that would be paid under each element of our compensation program. The tables assume that the named executive officer’s employment terminated on January 30, 2010, which is the last day of the Company’s last completed fiscal year. Mr. Hicks voluntarily resigned from the Company, effective July 6, 2009. At the time of his employment termination, Mr. Hicks held vested stock options which he subsequently exercised, and had vested rights in the Pension Plan, Benefit Restoration Plan, and Mirror Savings Plan. See also “Option Exercises and Stock Vested for Fiscal 2009,” “Pension Benefits,” and “Nonqualified Deferred Compensation for Fiscal 2009.”

Myron E. Ullman, III (Chairman and CEO) — Termination without a Change in Control

	Termination Event
Benefit or Payment	Voluntary Resignation	Retirement	Death	Permanent Disability	Involuntary Termination without Cause	Termination For Cause
Base Salary	$0	$0	$0	$0	$0	$0
Annual Cash Incentive	$3,534,375	$3,534,375	$3,534,375	$3,534,375	$3,534,375	$0
Stock Options	$651,183	$651,183	$651,183	$651,183	$651,183	$0
Restricted Stock(1)	$5,919,845	$5,919,845	$5,919,845	$5,919,845	$5,919,845	$2,173,567
Pension Plan	$103,032	$103,032	$51,300	$147,631	$103,032	$103,032
Benefit Restoration Plan	$1,515,437	$1,515,437	$724,485	$1,515,437	$1,515,437	$0
Supplemental Retirement Program	N/A	N/A	N/A	N/A	N/A	N/A
Mirror Savings Plan	$142,661	$142,661	$142,661	$142,661	$142,661	$142,661
Health and Life Insurance	$0	$0	$0	$0	$0	$0
Financial Counseling and Outplacement	$0	$0	$9,930	$9,930	$0	$0
Vacation	$37,500	$37,500	$37,500	$37,500	$37,500	$37,500
Total	$11,904,033	$11,904,033	$11,071,279	$11,958,562	$11,904,033	$2,456,760

(1)	Includes the value of December 2008 and March 2009 performance-based restricted stock unit awards, assuming total stockholder return for the relevant performance period of 22.8% and 14.2%, respectively.

Robert B. Cavanaugh (CFO) — Termination without a Change in Control

	Termination Event
Benefit or Payment	Voluntary Resignation	Retirement	Death	Permanent Disability	Involuntary Termination without Cause	Termination For Cause
Base Salary	$0	$0	$0	$0	$1,035,067	$0
Annual Cash Incentive	$984,025	$984,025	$510,067	$510,067	$1,312,500	$0
Stock Options	$399,090	$399,090	$399,090	$399,090	$1,271,856	$0
Restricted Stock	$70,973	$70,973	$70,973	$70,973	$158,652	$0
Pension Plan	$698,614	$698,614	$659,652	$669,414	$698,614	$698,614
Benefit Restoration Plan	$3,494,532	$3,494,532	$3,202,965	$3,494,532	$3,494,532	$0
Supplemental Retirement Program	$2,987,466	$2,987,466	$2,738,205	$2,987,466	$2,987,466	$0
Mirror Savings Plan	$134,321	$134,321	$134,321	$134,321	$134,321	$134,321
Health and Life Insurance	$39,946	$39,946	$39,946	$39,946	$63,069	$0
Financial Counseling and Outplacement	$9,930	$9,930	$9,930	$9,930	$25,000	$0
Vacation	$72,917	$72,917	$72,917	$72,917	$72,917	$67,308
Total	$8,891,814	$8,891,814	$7,838,066	$8,388,656	$11,253,994	$900,243

Michael T. Theilmann (Executive Vice President, Chief Human Resources and Administration Officer) — Termination without a Change in Control

	Termination Event
Benefit or Payment	Voluntary Resignation	Retirement	Death	Permanent Disability	Involuntary Termination without Cause	Termination For Cause
Base Salary	$0	$0	$0	$0	$846,000	$0
Annual Cash Incentive	$797,355	$797,355	$423,000	$423,000	$1,057,500	$0
Stock Options	$0	$0	$673,507	$673,507	$1,926,665	$0
Restricted Stock	$0	$0	$691,351	$691,351	$874,951	$0
Pension Plan	$0	$0	$0	$199,173	$0	$0
Benefit Restoration Plan	$0	$0	$0	$0	$0	$0
Supplemental Retirement Program	N/A	N/A	N/A	N/A	N/A	N/A
Mirror Savings Plan	$143,560	$143,560	$98,717	$98,717	$240,467	$75,767
Health and Life Insurance	$0	$0	$0	$0	$25,429	$0
Financial Counseling and Outplacement	$0	$0	$9,930	$9,930	$25,000	$0
Vacation	$9,433	$9,433	$9,433	$9,433	$9,433	$9,433
Total	$950,348	$950,348	$1,905,938	$2,105,111	$5,005,445	$85,200

Thomas M. Nealon (Executive Vice President and Chief Information Officer) —Termination without a Change in Control

	Termination Event
Benefit or Payment	Voluntary Resignation	Retirement	Death	Permanent Disability	Involuntary Termination without Cause	Termination For Cause
Base Salary	$0	$0	$0	$0	$740,250	$0
Annual Cash Incentive	$487,988	$487,988	$250,425	$250,425	$656,250	$0
Stock Options	$0	$0	$568,700	$568,700	$1,567,731	$0
Restricted Stock	$0	$0	$243,203	$243,203	$410,234	$0
Pension Plan	$0	$0	$0	$195,620	$0	$0
Benefit Restoration Plan	$0	$0	$0	$0	$0	$0
Supplemental Retirement Program	N/A	N/A	N/A	N/A	N/A	N/A
Mirror Savings Plan	$3,902	$3,902	$3,902	$3,902	$56,665	$3,902
Health and Life Insurance	$0	$0	$0	$0	$24,892	$0
Financial Counseling and Outplacement	$0	$0	$9,930	$9,930	$25,000	$0
Vacation	$11,081	$11,081	$11,081	$11,081	$11,081	$11,081
Total	$502,971	$502,971	$1,087,241	$1,282,861	$3,492,103	$14,983

Janet L. Dhillon (Executive Vice President, General Counsel and Secretary) — Termination without a Change in Control

	Termination Event
Benefit or Payment	Voluntary Resignation	Retirement	Death	Permanent Disability	Involuntary Termination without Cause	Termination For Cause
Base Salary	$0	$0	$0	$0	$705,000	$0
Annual Cash Incentive	$435,646	$435,646	$237,800	$237,800	$625,000	$0
Stock Options	$0	$0	$162,796	$162,796	$557,577	$0
Restricted Stock	$0	$0	$85,319	$85,319	$365,269	$0
Pension Plan	N/A	N/A	N/A	N/A	N/A	N/A
Benefit Restoration Plan	N/A	N/A	N/A	N/A	N/A	N/A
Supplemental Retirement Program	N/A	N/A	N/A	N/A	N/A	N/A
Mirror Savings Plan	$20,841	$20,841	$20,841	$20,841	$53,641	$20,841
Health and Life Insurance	$0	$0	$0	$0	$18,933	$0
Financial Counseling and Outplacement	$0	$0	$9,930	$9,930	$25,000	$0
Vacation	$13,630	$13,630	$13,630	$13,630	$13,630	$13,630
Total	$470,117	$470,117	$530,316	$530,316	$2,364,050	$34,471

Change in Control; Termination following a Change in Control

The Company’s Change in Control Plan, which applies to members of the Company’s Executive Board appointed prior to October 2008, was adopted in recognition of the degree of consolidation within the retail industry and to enable our executives to focus their efforts on the Company and fulfillment of the Long Range Plan. All of the named executive officers other than Ms. Dhillon participate in this Change in Control Plan. This plan, which was evaluated by the Human Resources and Compensation Committee and its independent consultant prior to being recommended to the Board for approval, provides benefits to the Company’s executives if their employment is terminated (actual or constructive) within two years of the occurrence of a change in control of the Company. To receive benefits under the plan, the executive’s employment must be terminated due to an involuntary separation from service by the Company other than for cause or by the executive for Good Reason. Good Reason consists of:

•	A material reduction in the executive’s base salary or target annual cash incentive opportunity;
•	Involuntary relocation of more than 50 miles;
•	A materially adverse change in the executive’s duties or responsibilities;

•	A material diminution in the budget over which the executive has responsibility;
•	A material adverse change in the executive’s supervisor’s duties or responsibilities, including a change in the supervisor to whom the executive is required to report; or
•

Failure of the Company to continue a material benefit or a material reduction in the benefits in which the executive participated prior to the occurrence of the change in control, unless replaced by a substantially equivalent benefit.

For purposes of the plan, cause includes the failure of the executive to substantially perform the duties of his or her job, failure of the executive to follow Company policy, engagement by the executive in illegal conduct, or gross misconduct injurious to the Company.

Notice of a Good Reason event must be provided to the Company within 90 days of the event and the Company must be given a 30-day opportunity to correct the situation without having to pay benefits under the Change in Control Plan.

The plan provides a three-tiered benefit structure based on the executive’s position and responsibilities within the Company. Tier I participants, which include the CEO and executives reporting directly to the CEO, are entitled to receive cash severance of three times annualized base salary plus target annual cash incentive opportunity (at 100%) at the time of termination. Tier II participants, which include the Company’s Executive Vice Presidents who do not report directly to the CEO, are entitled to receive cash severance of 2.5 times base salary plus target annual cash incentive opportunity (at 100%) at the time of termination. The Tier III participants (Senior Vice Presidents who are members of the Company’s Executive Board) are entitled to receive cash severance of two times annualized base salary plus target annual cash incentive opportunity (at 100%) at the time of termination.

In addition to the cash severance payments, all participants in the plan are entitled to receive the following at the time of termination:

•	Accrued base salary and pay in respect of earned but unused paid time off through the date of termination;
•

Prorated target annual cash incentive compensation for the year of termination (at 100% of the target incentive opportunity at the time of termination) or, if termination occurs on the last day of the fiscal year, the actual annual cash incentive compensation, if greater, less any amount contributed to the Mirror Savings Plan;

•	A lump sum payment in respect of additional paid time off, if any, under the Company’s paid time off policies;
•

A lump sum payment representing the incremental value of additional years of age and service credited to the executive (equal to the executive’s cash severance multiple) with respect to the BRP, SRP, and Mirror Savings Plan, to the extent the executive participates in some or all of these plans;

•

A lump sum payment representing the Company-financed portion of the premium toward medical, dental and life insurance coverages for the number of years equal to the applicable cash severance multiple for the executive, grossed-up for federal income taxes; and

•

A lump sum payment of $25,000 toward outplacement and financial counseling services, and, to the extent applicable and allowable by law, reimbursement of legal fees and expenses incurred in defense of the executive’s rights under the plan.

Additionally, participants in the plan are eligible for up to one year of additional age and service credit for purposes of determining retiree eligibility under the Company’s medical, dental, life insurance, long term care insurance, and lifetime discount programs. The plan also entitles participants to receive a tax gross-up payment in respect of any excise taxes imposed on the benefits payable under the plan. Benefits under the plan may be reduced to keep benefit payments under the threshold that would trigger an excise tax and gross-up payment. Participants in the Change in Control Plan are eligible for tax gross-up payments in the event a change in control occurs within five years from the date they began participating in the plan, subject to existing limitations and conditions. After five years of participation, participants will either receive their full benefit under the plan and pay the excise tax themselves or have their benefit reduced so that no excise tax will apply. The plan also allows any participant to waive his or her right to receive an excise tax gross-up payment under the plan. Mr. Ullman has elected not to receive any excise tax gross-up with respect to benefits payable to him under the plan.

The Company also has a 2009 Change in Control Plan, as discussed previously in “Compensation Discussion and Analysis.” This plan was approved by the Board of Directors pursuant to the Company’s policy, adopted in October 2008, that it will not enter into future severance arrangements that provide for severance benefits in an amount exceeding 2.99 times the sum of base salary and target bonus (the severance benefits limitation) without obtaining stockholder approval. The 2009 Change in Control Plan is similar to the Change in Control Plan in all respects except that it does not provide for the payment of excise tax gross-ups and it limits benefits to the severance benefits limitation. Ms. Dhillon, who joined the Company in February 2009, participates in the 2009 Change in Control Plan.

In addition to the benefits provided by the Change in Control Plan and the 2009 Change in Control Plan, some of the Company’s other plans and programs, such as the Company’s equity compensation plans, also include specific benefits payable to Associates in the event of a change in control of the Company. The benefits payable under the Change in Control Plan or the 2009 Change in Control Plan are not subject to reduction in the event the executive subsequently finds employment following termination. In order to describe the payments and benefits that are triggered upon a change in control and for each termination event following a change in control, we have created a table for each named executive officer estimating the payments and benefits that would be paid under each element of our compensation program. These payments reflect a change of control event or assume that the named executive officer’s employment terminated immediately upon a change in control occurring on January 30, 2010, which is the last day of the Company’s last completed fiscal year.

Myron E. Ullman, III (Chairman and CEO) — Following a Change in Control

	Event
Benefit or Payment	Change in Control with No Termination	Voluntary Resignation	Retirement	Death	Permanent Disability	Involuntary Termination without Cause or Termination with Good Reason	Termination for Cause
Base Salary	$0	$0	$0	$0	$0	$4,500,000	$0
Annual Cash Incentive	$0	$3,534,375	$3,534,375	$3,534,375	$3,534,375	$9,159,375	$0
Stock Options	$2,230,299	$2,230,299	$2,230,299	$2,230,299	$2,230,299	$2,230,299	$0
Restricted Stock(1)	$12,809,438	$12,809,438	$12,809,438	$12,809,438	$12,809,438	$12,809,438	$12,809,438
Pension Plan	$0	$103,032	$103,032	$51,300	$147,631	$103,032	$103,032
Benefit Restoration Plan	$0	$1,515,437	$1,515,437	$724,485	$1,515,437	$3,362,724	$0
Supplemental Retirement Program	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Mirror Savings Plan	$0	$142,661	$142,661	$142,661	$142,661	$142,661	$142,661
Health and Life Insurance	$0	$0	$0	$0	$0	$5,516	$0
Financial Counseling and Outplacement	$0	$0	$0	$9,930	$9,930	$25,000	$0
Vacation	$0	$37,500	$37,500	$37,500	$37,500	$37,500	$37,500
Excise Tax & Gross-Up (Cutback)	$0	$0	$0	$0	$0	$0	$0
Total	$15,039,737	$20,372,742	$20,372,742	$19,539,988	$20,427,271	$32,375,545	$13,092,631

(1)	Includes the value of December 2008 and March 2009 performance-based restricted stock unit awards, assuming total stockholder return for the relevant performance period of 22.8% and 14.2%, respectively.

Robert B. Cavanaugh (CFO) — Following a Change in Control

	Event
Benefit or Payment	Change in Control with No Termination	Voluntary Resignation	Retirement	Death	Permanent Disability	Involuntary Termination without Cause or Termination with Good Reason	Termination for Cause
Base Salary	$0	$0	$0	$0	$0	$2,085,067	$0
Annual Cash Incentive	$0	$989,625	$989,625	$510,067	$510,067	$2,564,625	$0
Stock Options	$1,271,856	$1,271,856	$1,271,856	$1,271,856	$1,271,856	$1,271,856	$0
Restricted Stock	$158,652	$158,652	$158,652	$158,652	$158,652	$158,652	$158,652
Pension Plan	$0	$698,614	$698,614	$659,652	$669,414	$698,614	$698,614
Benefit Restoration Plan	$0	$3,494,532	$3,494,532	$3,202,965	$3,494,532	$5,057,227	$0
Supplemental Retirement Program	$0	$2,987,466	$2,987,466	$2,738,205	$2,987,466	$3,181,883	$0
Mirror Savings Plan	$0	$134,321	$134,321	$134,321	$134,321	$134,321	$134,321
Health and Life Insurance	$0	$39,946	$39,946	$39,946	$39,946	$86,192	$0
Financial Counseling and Outplacement	$0	$9,930	$9,930	$9,930	$9,930	$25,000	$0
Vacation	$0	$72,917	$72,917	$72,917	$72,917	$72,917	$67,308
Excise Tax & Gross-Up (Cutback)	$0	$0	$0	$0	$0	$3,331,103	$0
Total	$1,430,508	$9,857,859	$9,857,859	$8,798,511	$9,349,101	$18,667,457	$1,058,895

Michael T. Theilmann (Executive Vice President, Chief Human Resources and Administration Officer) — Following a Change in Control

	Event
Benefit or Payment	Change in Control with No Termination	Voluntary Resignation	Retirement	Death	Permanent Disability	Involuntary Termination without Cause or Termination with Good Reason	Termination for Cause
Base Salary	$0	$0	$0	$0	$0	$1,692,000	$0
Annual Cash Incentive	$0	$797,355	$797,355	$423,000	$423,000	$2,066,355	$0
Stock Options	$1,926,665	$1,926,665	$1,926,665	$1,926,665	$1,926,665	$1,926,665	$0
Restricted Stock	$874,951	$874,951	$874,951	$874,951	$874,951	$874,951	$874,951
Pension Plan	$0	$0	$0	$0	$199,173	$0	$0
Benefit Restoration Plan	$0	$0	$0	$0	$0	$287,073	$0
Supplemental Retirement Program	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Mirror Savings Plan	$0	$143,560	$143,560	$98,717	$98,717	$418,060	$75,767
Health and Life Insurance	$0	$0	$0	$0	$0	$50,857	$0
Financial Counseling and Outplacement	$0	$0	$0	$9,930	$9,930	$25,000	$0
Vacation	$0	$9,433	$9,433	$9,433	$9,433	$9,433	$9,433
Excise Tax & Gross-Up (Cutback)	$0	$0	$0	$0	$0	$1,898,741	$0
Total	$2,801,616	$3,751,964	$3,751,964	$3,342,696	$3,541,869	$9,249,135	$960,151

Thomas M. Nealon (Executive Vice President and Chief Information Officer) —

Following a Change in Control

	Event
Benefit or Payment	Change in Control with No Termination	Voluntary Resignation	Retirement	Death	Permanent Disability	Involuntary Termination without Cause or Termination with Good Reason	Termination for Cause
Base Salary	$0	$0	$0	$0	$0	$1,480,500	$0
Annual Cash Incentive	$0	$487,988	$487,988	$250,425	$250,425	$1,282,313	$0
Stock Options	$1,567,731	$1,567,731	$1,567,731	$1,567,731	$1,567,731	$1,567,731	$0
Restricted Stock	$410,234	$410,234	$410,234	$410,234	$410,234	$410,234	$410,234
Pension Plan	$0	$0	$0	$0	$195,620	$0	$0
Benefit Restoration Plan	$0	$0	$0	$0	$0	$199,095	$0
Supplemental Retirement Program	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Mirror Savings Plan	$0	$3,902	$3,902	$3,902	$3,902	$127,540	$3,902
Health and Life Insurance	$0	$0	$0	$0	$0	$49,784	$0
Financial Counseling and Outplacement	$0	$0	$0	$9,930	$9,930	$25,000	$0
Vacation	$0	$11,081	$11,081	$11,081	$11,081	$11,081	$11,081
Excise Tax & Gross-Up (Cutback)	$0	$0	$0	$0	$0	$1,282,147	$0
Total	$1,977,965	$2,480,936	$2,480,936	$2,253,303	$2,448,923	$6,435,425	$425,217

Janet L. Dhillon (Executive Vice President, General Counsel and Secretary) —

Following a Change in Control

	Event
Benefit or Payment	Change in Control with No Termination	Voluntary Resignation	Retirement	Death	Permanent Disability	Involuntary Termination without Cause or Termination with Good Reason	Termination for Cause
Base Salary	$0	$0	$0	$0	$0	$1,410,000	$0
Annual Cash Incentive	$0	$435,646	$435,646	$237,800	$237,800	$1,192,846	$0
Stock Options	$557,577	$557,577	$557,577	$557,577	$557,577	$557,577	$0
Restricted Stock	$0	$0	$0	$85,319	$85,319	$365,269	$365,269
Pension Plan	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Benefit Restoration Plan	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Supplemental Retirement Program	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Mirror Savings Plan	$0	$20,841	$20,841	$20,841	$20,841	$98,641	$20,841
Health and Life Insurance	$0	$0	$0	$0	$0	$37,867	$0
Financial Counseling and Outplacement	$0	$0	$0	$9,930	$9,930	$25,000	$0
Vacation	$0	$13,630	$13,630	$13,630	$13,630	$13,630	$13,630
Excise Tax & Gross-Up (Cutback)	$0	$0	$0	$0	$0	$0	$0
Total	$557,577	$1,027,694	$1,027,694	$925,097	$925,097	$3,700,830	$399,740

DIRECTOR COMPENSATION FOR FISCAL 2009

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)(1)		Option Awards ($)	All Other Compensation ($)(2)		Total ($)
Colleen C. Barrett	65,000		120,011	(3)				185,011
M. Anthony Burns	60,000		120,011	(4)	(4)			180,011
Maxine K. Clark	67,500		120,011	(5)		10,000		197,511
Thomas J. Engibous	72	(6)	207,439	(6)				207,511
Kent B. Foster	75,000		120,011	(7)		27,130	(14)	222,141
Geraldine B. Laybourne	13,833		57,535	(8)		10,000		81,368
Burl Osborne	75,000		120,011	(9)		2,500		197,511
Leonard H. Roberts	43	(10)	179,967	(10)		10,000		190,010
Javier G. Teruel	36	(11)	179,975	(11)				180,011
R. Gerald Turner	65,000		120,011	(12)	(12)	10,000		195,011
Mary Beth West	60,000		120,011	(13)				180,011

(1)	Each non-employee director receives an annual stock grant consisting of a number of restricted stock units having a market value nearest to $120,000. For 2009, the number of units was determined by dividing $120,000 by the closing price of JCPenney common stock on the date of grant (rounded to the nearest whole unit). The amounts shown in this column include the fair value of the annual stock award for 2009, which was $26.51. The date of grant of the annual stock grant to non-employee directors is the third trading date following the Company’s Annual Meeting of Stockholders.

(2)	Includes the value of Company matching contributions under the Directors’ Matching Fund. Under this program, directors may request JCPenney to match dollar-for-dollar their personal charitable contributions up to $10,000 per fiscal year.

(3)	Ms. Barrett had 16,697 stock awards, consisting of 12,615 restricted stock unit awards and 4,082 restricted stock awards, outstanding as of January 30, 2010.

(4)	Mr. Burns had 27,635 stock awards, consisting of 12,615 restricted stock unit awards and 15,020 restricted stock awards, and 8,800 option awards outstanding as of January 30, 2010.

(5)	Ms. Clark had 16,913 stock awards, consisting of 12,615 restricted stock unit awards and 4,298 restricted stock awards, outstanding as of January 30, 2010.

(6)	Mr. Engibous has elected to receive 100 percent of his cash retainers in shares of JCPenney common stock. The amount shown in the Stock Awards column includes the fair value of stock received in lieu of cash. Fractional shares are paid out in cash. Mr. Engibous had 24,935 stock awards, consisting of 12,615 restricted stock unit awards and 12,320 restricted stock awards, outstanding as of January 30, 2010.

(7)	Mr. Foster had 24,935 stock awards, consisting of 12,615 restricted stock unit awards and 12,320 restricted stock awards, outstanding as of January 30, 2010.

(8)	Ms. Laybourne had 2,011 restricted stock unit awards outstanding as of January 30, 2010.

(9)	Mr. Osborne had 20,280 stock awards, consisting of 12,615 restricted stock unit awards and 7,665 restricted stock awards, outstanding as of January 30, 2010.

(10)	Mr. Roberts has elected to receive 100 percent of his cash retainers in shares of JCPenney common stock. The amount shown in the Stock Awards column includes the fair value of stock received in lieu of cash. Fractional shares are paid out in cash. Mr. Roberts had 22,374 stock awards, consisting of 12,615 restricted stock unit awards and 9,759 restricted stock awards, outstanding as of January 30, 2010.

(11)	Mr. Teruel has elected to receive 100 percent of his cash retainers in shares of JCPenney common stock. The amount shown in the Stock Awards column includes the fair value of stock received in lieu of cash. Fractional shares are paid out in cash. Mr. Teruel had 8,389 restricted stock unit awards outstanding as of January 30, 2010.

(12)	Mr. Turner had 25,835 stock awards, consisting of 12,615 restricted stock unit awards and 13,220 restricted stock awards, and 1,600 option awards outstanding as of January 30, 2010.

(13)	Ms. West had 11,825 restricted stock unit awards outstanding as of January 30, 2010.

(14)	Includes additional premium payment of $17,130 during 2009 under the Directors’ Charitable Award Program due to a decline in crediting rates.

Cash Retainers and Stock Award

Directors who are Company Associates do not receive directors’ fees. The Corporate Governance Committee has the responsibility for recommending to the Board of the Directors the appropriate compensation for non-employee directors. The Corporate Governance Committee conducts periodic reviews to assure that non-employee directors are being fairly and reasonably compensated in relation to comparable U.S. companies. Non-employee directors receive the following compensation:

•	An annual cash retainer of $60,000;
•	An annual award of restricted stock units with a market value at the time of grant of $120,000;
•	An annual cash retainer of $15,000 for the chair of the Audit Committee;
•	An annual cash retainer of $10,000 for the Chair of the Human Resources and Compensation Committee;
•	An annual cash retainer of $7,500 for the chairs of the Corporate Governance Committee and the Finance Committee;
•	An annual cash retainer of $15,000 for the Lead Director; and
•

An annual cash retainer of $5,000 for directors who are Representatives under an Indemnification Trust Agreement among the Company, its wholly owned subsidiary, J. C. Penney Corporation, Inc., and JPMorgan Chase Bank, as trustee (currently Directors Barrett, Engibous, Osborne, and Turner).

Director compensation covers the period from June 1 to May 31 of the following year. The cash retainers are payable quarterly. Non-employee directors are reimbursed for expenses incurred for attending any meeting which they attend in their official capacities as directors.

Election to Receive Common Stock; Deferral

Directors may elect to receive all or a portion of their cash retainers in JCPenney common stock. As of the end of fiscal 2009, three directors had elected to receive all or part of their cash retainers in JCPenney common stock. A director may also elect to defer payment of all or part of their cash retainers under the terms of a deferred compensation plan for directors. As of the end of fiscal 2009, one director had elected such deferral.

Directors’ Charitable Award Program

The Company’s Directors’ Charitable Award Program was frozen by the Board in 2000. Four of the current directors participate in the program. The Charitable Award Program is designed to acknowledge the service of directors and to recognize the mutual interest of directors and the Company in supporting worthy charitable and educational institutions. Pursuant to the Charitable Award Program, the Company has purchased joint life insurance policies on groups of directors (in the event of an uneven number of directors, a single life policy was purchased). Each group generally consists of two directors with the Company named as the beneficiary of each joint life policy. With respect to each group, the Company will receive a $1,000,000 death benefit upon the death of the second director of the group. The Company in turn has informally agreed to donate a total of $1,000,000 to one or more charitable organizations as recommended by the individual directors. The Company will donate $500,000 upon the earlier of (i) five years after the date of death of the first director of the group to die or (ii) the death of the second director of the group. The Company will donate an additional $500,000 upon the death of the second director of the group. Because all charitable deductions accrue solely to the Company, the individual directors derive no financial benefits from this program.

Directors’ Matching Fund

Members of the Board of Directors may be involved with charitable organizations to which they provide support in the form of personal charitable contributions. As with the Charitable Award Program, the Company has established the Directors’ Matching Fund to benefit and recognize the mutual interest of directors and the Company in supporting worthy charitable and educational institutions. Under the Directors’ Matching Fund, directors may request JCPenney to match dollar-for-dollar their personal charitable contributions up to $10,000 per fiscal year. All or part of the matching contributions may be allocated to one or several organizations that have been determined to be charitable organizations under Section 501(c)(3) of the Code or that are a political subdivision of the state. Matches may only be made on personal gifts that have been paid within that fiscal year, not pledged.

AUDIT FUNCTION

Report of the Audit Committee

Composition and Qualifications

The Audit Committee of the Board of Directors (the Audit Committee) is composed of five independent directors and operates under a written charter, in accordance with applicable rules of the SEC and the NYSE. The Corporate Governance Committee and the full Board of Directors considers membership for the Audit Committee annually. The current members of the Audit Committee are Thomas J. Engibous, Leonard H. Roberts, Javier G. Teruel, Mary Beth West and Kent B. Foster, who serves as its Chair. The Board of Directors has determined that each member is “financially literate” and qualifies as an “audit committee financial expert,” as those terms are defined by the NYSE and the SEC.

Purpose

The purpose of the Audit Committee is to assist the Board in monitoring: (i) the Company’s accounting and financial reporting processes, including internal control over financial reporting; (ii) the Company’s compliance with legal and regulatory requirements; (iii) the independence and qualifications of the Company’s independent auditor; and (iv) the performance of the Company’s internal auditors and independent auditor.

Responsibilities

Management is responsible for maintaining adequate internal control over financial reporting and KPMG LLP is responsible for expressing opinions on the conformity of the Company’s audited consolidated financial statements with U.S. generally accepted accounting principles and on the effectiveness of the Company’s internal control over financial reporting. The Audit Committee’s responsibility is to monitor and oversee these processes. The Audit Committee is also solely responsible for the selection and termination of the Company’s independent auditor, including the approval of audit fees and non-audit services provided by and fees paid to the independent auditor.

Review of Financial Information

In this context, the Audit Committee has met and held discussions with management of the Company, who represented to the Audit Committee that the Company’s audited consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles. The Audit Committee has reviewed and discussed the audited consolidated financial statements, management’s assessment of the effectiveness of the Company’s internal control over financial reporting, and KPMG LLP’s evaluation of the Company’s internal control over financial reporting with both management and the independent auditor. The Audit Committee also discussed with the independent auditor the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees). The Audit Committee has received the written disclosures and the letter from the independent auditor required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the Audit Committee concerning independence, and the Audit Committee discussed with the independent auditor its independence. The Audit Committee also participated in the certification process relating to the filing of certain reports pursuant to the Securities Exchange Act of 1934, as amended.

Inclusion of Consolidated Financial Statements in Form 10-K

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended January 30, 2010 for filing with the SEC.

Independent Auditor

The Audit Committee also recommends that the Company’s stockholders ratify KPMG LLP as the Company’s independent auditor for the 2010 fiscal year.

Audit Committee

Kent B. Foster, Chair	Leonard H. Roberts	Mary Beth West
Thomas J. Engibous	Javier G. Teruel

Audit and Other Fees

The following table presents fees for professional services rendered by KPMG LLP:

	Fiscal 2008	Fiscal 2009
Audit Fees(1)	$3,889,756	$3,832,723
Audit-Related Fees(2)	407,200	373,200

Total Audit and Audit-Related Fees	$4,296,956	$4,205,923

Tax Fees(3)	$514,376	$345,548
All Other Fees(4)	—	155,000

Total Fees(5)	$4,811,332	$4,706,471

(1)	Audit fees include fees for the audits of the Company’s annual consolidated financial statements, for professional services rendered for the audits of internal control over financial reporting, for quarterly reviews and for review of SEC filings and other related matters.

(2)	Audit-related fees in both years were for certain employee benefit plan audits and audits of financial statements of a related entity.

(3)	Tax fees consisted of fees for tax consultation and tax compliance services.

(4)	All other fees for Fiscal 2009 include fees for work related to compliance reviews of administrative expenses charged to certain employee benefit plans and fees associated with consideration of International Financial Reporting Standards.

(5)	All fees were pre-approved by the Audit Committee of the Board.

Audit Committee’s Pre-Approval Policies and Procedures

The Audit Committee must approve any fee for services to be performed by the Company’s independent auditor in advance of the service being performed. For proposed projects using the services of the Company’s independent auditor that are expected to cost over $200,000 or 5% of the auditor’s fee for the preceding year, whichever is lower, the Audit Committee will be provided information to review and must approve each project prior to commencement of any work. For proposed projects using the services of the Company’s independent auditor that are expected to cost $200,000 or less, or less than 5% of the auditor’s fee for the preceding year, whichever is greater, the Audit Committee will be asked to review and approve a maximum amount for certain services, which may include services in any one or more of the following categories: (a) audit fees; (b) audit-related fees; (c) tax fees; and (d) all other fees for any services allowed to be performed by the independent auditor. If additional amounts are needed, the Audit Committee must approve the increased amounts prior to the previously approved maximum being reached and before the work may continue. Approval by the Audit Committee may be made at its regularly scheduled meetings or otherwise, including by telephonic or other electronic communications. The Company will report the status of the various types of approved services and fees, and cumulative amounts paid and owed, to the Audit Committee on a periodic basis as appropriate.

PROPOSAL 2 —

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITOR

KPMG LLP, independent certified public accountants, member of the SEC Practice Section of the AICPA Division for CPA firms, and registrant with the Public Company Accounting Oversight Board, has been the auditor of the Company’s consolidated financial statements since 1916. Its appointment as the Company’s independent auditor for the fiscal year ending January 29, 2011 has been approved by the Audit Committee of the Board. Stockholder ratification of such appointment is requested.

It is anticipated that a representative of KPMG LLP will attend the meeting, will be available to respond to appropriate questions, and will have an opportunity to make a statement should he or she so desire.

The Board recommends a vote FOR the ratification of the appointment of KPMG LLP.

OTHER BUSINESS MATTERS

Stockholder Proxy Proposal Deadline

Under the rules of the SEC, the date by which proposals of stockholders intended to be presented at the 2011 Annual Meeting of Stockholders must be received by the Company for inclusion in its proxy statement and form of proxy relating to that meeting is December 2, 2010.

Stockholder Business — Annual Meeting

Stockholders who wish to introduce an item of business at an annual meeting of stockholders may do so in accordance with JCPenney’s Bylaw procedures. These procedures provide, generally, that stockholders desiring to bring a proper subject of business before the meeting, must do so by a written notice timely received (not later than 90 days in advance of such meeting) by the Corporate Secretary of the Company. Any notice of intent to introduce an item of business at an annual meeting of stockholders must contain the name and address of the stockholder, and a representation that the stockholder is a holder of record and that the stockholder intends to appear in person or by proxy at the meeting. Notice of an item of business shall include a brief description of the proposed business and any material interest of the stockholder in such business.

The chair of the annual meeting may refuse to allow the transaction of any business not presented in compliance with the foregoing procedures.

Timing

It is currently expected that the 2011 Annual Meeting of Stockholders will be held on or about May 20, 2011, in which event any advance notice of nominations for directors and items of business (other than proposals intended to be included in the proxy statement and form of proxy, which as noted above must be received by December 2, 2010) must be given by stockholders and received by the Secretary of the Company by February 19, 2011. The Company does, however, retain the right to change this date as it, in its sole discretion, may determine. Notice of any change will be furnished to stockholders prior to the expiration of the 90-day advance notice period referred to above. Copies of the Company’s Bylaws are available on our website at www.jcpenney.net or you may request a copy from the Corporate Secretary of the Company.

Janet Dhillon, Secretary

JCPenney

WINNING TOGETHER Principles

associates. . . . .

We value, develop, and reward the contributions and talents of all associates.

integrity. . . . .

We act only with the highest ethical standards.

performance. . . . .

We provide coaching and feedback to perform at the highest level.

recognition. . . . ..

We celebrate the achievements of others.

teamwork. . . . .

We win together through leadership, collaboration, open and honest communication, and respect.

quality. . . . .

We strive for excellence in our work, products, and services.

innovation. . . . .

We encourage creative thinking and intelligent risk taking.

community. . . . .

We care about and are involved in our communities.

we do this for our. . .

customers. . . . .

We build lasting relationships by offering superior service and value.

shareholders. . . . .

We aspire to superior financial performance.

Every Day Matters JCPENNEY VOTE BY INTERNET - www.proxyvote.com

J. C. PENNEY COMPANY, INC. 6501 LEGACY DRIVE PLANO, TX 75024

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day prior to the meeting date. Have your proxy/voting instruction card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by J. C. Penney Company, Inc. in mailing proxy materials, you can consent to receive all future notice communications, proxy statements, proxy/voting instruction cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day prior to the meeting date. Have your proxy/voting instruction card in hand when you call and follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy/voting instruction card and return it in the enclosed postage-paid envelope provided or return it to J. C. Penney Company, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

You can view the Annual Report on Form 10-K, Summary Annual Report and Proxy Statement on the Internet at www.proxyvote.com.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: M21447-P90576 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

J. C. PENNEY COMPANY, INC.

Directors recommend a vote FOR Proposals 1 and 2.

Vote On Proposals

1. Election of Directors: Board’s nominees for Directors for the term set forth in the Proxy Statement are:

Nominees: For Against Abstain

1a. C. C. Barrett

1b. M. A. Burns

1c. M. K. Clark

1d. T. J. Engibous

1e. K. B. Foster

1f. G. B. Laybourne

1g. Burl Osborne

For Against Abstain

1h. L. H. Roberts

1i. J. G. Teruel

1j. R. G. Turner

1k. M. E. Ullman, III

1l. M. E. West

2. To ratify the appointment of KPMG LLP as independent auditor for the fiscal year ending January 29, 2011.

For address changes and/or comments, please check this box and write them on the back where indicated.

Please indicate if you plan to attend this meeting.

Yes No

Please Sign and Date

Please sign your name exactly as stenciled hereon. For a joint account, each joint owner should sign. Persons signing in a representative capacity should indicate their capacity.

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

You can now access the J. C. Penney Company, Inc. account online.

Access the J. C. Penney Company, Inc. stockholder account online via Investor ServiceDirect® (ISD).

Mellon Investor Services LLC (operating with the service name BNY Mellon Shareowner Services), Transfer Agent for J. C. Penney Company, Inc., now makes it easy and convenient to get current information on stockholder accounts.

View account status View payment history for dividends

View certificate history Make address changes

View book-entry information Obtain a duplicate 1099 tax form Establish/change the PIN

Visit us on the web at www.bnymellon.com/shareowner/isd

FOLD AND DETACH HERE

M21448-P90576

J. C. Penney Company, Inc.

PROXY/VOTING INSTRUCTION CARD This Proxy is solicited by the Board of Directors

By properly executing this card on the reverse, or by voting via Internet or telephone, you are authorizing T. J. Engibous, K. B. Foster and Burl Osborne, or any of them, with power of substitution in each, to represent and vote the stock owned of record which you are entitled to vote at the Annual Meeting of Company Stockholders, to be held at the JCPenney Home Office located at 6501 Legacy Drive, Plano, Texas 75024-3698 on Friday, May 21, 2010, at 10:00 A.M., local time, and at any adjournment or postponement thereof (“Meeting”), upon such business as may come before the Meeting, including the items set forth on the reverse (“Business”).

Board’s nominees for Directors for the term set forth in the Proxy Statement are (1a) C. C. Barrett, (1b) M. A. Burns, (1c) M. K. Clark, (1d) T. J. Engibous, (1e) K. B. Foster, (1f) G. B. Laybourne, (1g) Burl Osborne, (1h) L. H. Roberts, (1i) J. G. Teruel, (1j) R. G. Turner, (1k) M. E. Ullman, III, and (1l) M. E. West.

Your vote is important and cannot be recorded by the proxies unless this card is properly executed by you and returned, or unless you vote by Internet or telephone. Therefore, please sign, date, and return this card promptly in the envelope provided, or vote by Internet or telephone. No postage is required if this envelope is mailed in the United States.

This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR election of all directors and FOR Proposal 2.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark the corresponding box on the reverse side.)

(Continued on the reverse side)

Every Day Matters JCPENNEY VOTE BY INTERNET - www.proxyvote.com

J. C. PENNEY COMPANY, INC. 6501 LEGACY DRIVE PLANO, TX 75024

Use the Internet to transmit your voting instructions and for electronic delivery of information up until two days prior to the meeting date. Have your proxy/voting instruction card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by J. C. Penney Company, Inc. in mailing proxy materials, you can consent to receive all future notice communications, proxy statements, proxy/voting instruction cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until two days prior to the meeting date. Have your proxy/voting instruction card in hand when you call and follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy/voting instruction card and return it in the enclosed postage-paid envelope provided or return it to J. C. Penney Company, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

You can view the Annual Report on Form 10-K, Summary Annual Report and Proxy Statement on the Internet at www.proxyvote.com.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: M21449-Z52165 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

J. C. PENNEY COMPANY, INC.

Directors recommend a vote FOR Proposals 1 and 2.

Vote On Proposals

1. Election of Directors: Board’s nominees for Directors for the term set forth in the Proxy Statement are:

Nominees: For Against Abstain

1a. C. C. Barrett

1b. M. A. Burns

1c. M. K. Clark

1d. T. J. Engibous

1e. K. B. Foster

1f. G. B. Laybourne

1g. Burl Osborne

For Against Abstain

1h. L. H. Roberts

1i. J. G. Teruel

1j. R. G. Turner

1k. M. E. Ullman, III

1l. M. E. West

2. To ratify the appointment of KPMG LLP as independent auditor for the fiscal year ending January 29, 2011.

For address changes and/or comments, please check this box and write them on the back where indicated.

I elect to direct the voting of undirected shares in the Plan.

Yes No

Please Sign and Date

Please sign your name exactly as stenciled hereon. Persons signing in a representative capacity should indicate their capacity.

Signature [PLEASE SIGN WITHIN BOX] Date

FOLD AND DETACH HERE

M21450-Z52165

J. C. Penney Company, Inc.

PROXY/VOTING INSTRUCTION CARD Allocated and Undirected Stock This Proxy is solicited by the Board of Directors

TO PARTICIPANTS IN THE COMPANY’S SAVINGS, PROFIT-SHARING AND STOCK OWNERSHIP PLAN (“PLAN”):

By properly executing this card on the reverse, or by voting by Internet or telephone, you are instructing State Street Bank and Trust Company (“Trustee”) to vote on your behalf, in accordance with your instructions, in person or by proxy, shares of Common Stock allocated under the Plan (“Allocated Stock”), represented by the number of equivalent shares shown on the reverse side of this card, and a proportionate number of shares of Common Stock for which no directions are received by the Trustee (“Undirected Stock”), at the Annual Meeting of Company Stockholders, to be held at the JCPenney Home Office located at 6501 Legacy Drive, Plano, Texas 75024-3698 on Friday, May 21, 2010, at 10:00 A.M., local time, and at any adjournment or postponement thereof, upon such business as may come before the meeting, including the items set forth on the reverse. If this proxy/voting instruction card is not received by the Trustee, or if you have not voted by Internet or telephone, by May 19, 2010, the Allocated Stock will be voted in the same proportion as instructions received by the Trustee by that date from the Plan Participants who have returned their proxy/voting instruction cards or voted by Internet or telephone in a timely manner. You acknowledge that in voting the Undirected Stock, you are acting as a named fiduciary under the Employee Retirement Income Security Act of 1974. You may elect not to direct the voting of Undirected Stock by checking the appropriate box on the reverse side of this card.

For your information, a copy of the Board of Directors’ Proxy Statement for the meeting is enclosed herewith.

Board’s nominees for Directors for the term set forth in the Proxy Statement are (1a) C. C. Barrett, (1b) M. A. Burns, (1c) M. K. Clark, (1d) T. J. Engibous, (1e) K. B. Foster, (1f) G. B. Laybourne, (1g) Burl Osborne, (1h) L. H. Roberts, (1i) J. G. Teruel, (1j) R. G. Turner, (1k) M. E. Ullman, III, and (1l) M. E. West. Your voting instructions are important and cannot be followed by the Trustee unless this card is properly executed by you and received by the Trustee, or unless you vote by Internet or telephone, by May 19, 2010. Therefore, please sign, date and return this card promptly in the envelope provided, or vote via Internet or telephone. No postage is required if this envelope is mailed in the United States.

This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR election of all directors and FOR Proposal 2.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark the corresponding box on the reverse side.)

(Continued on the reverse side)